UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPIRIT REALTY CAPITAL, INC.

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

April 8, 2014

DEAR STOCKHOLDER:

You are invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), to be held on June 2, 2014, at 10:00 a.m., local time, at the Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255.

The purposes of this year’s Annual Meeting are to:

(i)	consider and vote upon the election of Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Thomas H. Nolan, Jr., Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd as members of the Company’s Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders and until a successor for each is duly elected and qualifies;
(ii)	consider and vote upon ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;
(iii)	consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “say-on-pay vote”), as more fully described in the accompanying Proxy Statement;
(iv)	consider and vote upon a resolution to approve, on a non-binding, advisory basis, how frequently the say-on-pay vote should occur (the “frequency vote”); and
(v)	transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you choose not to attend and vote at the Annual Meeting in person, you may authorize your proxy via the Internet, or if you are receiving a paper copy of the Proxy Statement, by telephone or by completing and mailing a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options.

Sincerely,

Thomas H. Nolan, Jr.
Chairman of the Board of Directors,
Chief Executive Officer

SPIRIT REALTY CAPITAL, INC.

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2014

TO THE STOCKHOLDERS OF SPIRIT REALTY CAPITAL, INC.

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), will be held on June 2, 2014, at 10:00 a.m., local time, at the Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255, for the following purposes:

•	to consider and vote upon the election of Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Thomas H. Nolan, Jr., Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd as members of the Company’s Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders and until a successor for each is duly elected and qualified;
•	to consider and vote upon ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	to consider and vote upon a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “say-on-pay vote”), as more fully described in the accompanying Proxy Statement;
•	to consider and vote upon a resolution to approve, on a non-binding, advisory basis, how frequently the say-on-pay vote should occur (the “frequency vote”); and
•	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of 2014 Annual Meeting of Stockholders.

Your proxy to vote your shares at the Annual Meeting is solicited by the Board, which recommends that the Company’s stockholders vote:

•	FOR the election of the Board’s nominees named herein;
•	FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;
•	FOR the advisory say-on-pay vote; and
•	ONE YEAR with respect to the advisory frequency vote.

Please refer to the attached Proxy Statement, which forms a part of this Notice of 2014 Annual Meeting of Stockholders, for further information with respect to the business to be transacted at the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. If you are viewing the Proxy Statement on the Internet, you may authorize your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the Proxy Statement, you may authorize your proxy by completing and mailing the proxy card enclosed with the Proxy Statement, or you may authorize your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to authorize your proxy by telephone or over the Internet. Authorizing a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

The Board has fixed the close of business on March 31, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement(s) or adjournment(s) thereof.

By Order of Our Board of Directors,

Ryan A. Berry
Senior Vice President, General Counsel and

Corporate Secretary

Scottsdale, Arizona

April 8, 2014

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly authorizing your proxy via the Internet, by telephone or by mailing a proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States will be provided if you wish to authorize your proxy by mail. For specific instructions on authorizing a proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials. Even if you have authorized your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

SPIRIT REALTY CAPITAL, INC.

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), of proxies to be exercised at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 2, 2014, at 10:00 a.m., local time, or at any postponement(s) or adjournment(s) thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of 2014 Annual Meeting of Stockholders. Proxies are solicited to give all stockholders of record at the close of business on March 31, 2014 (the “Record Date”) an opportunity to vote on matters properly presented at the Annual Meeting. The Annual Meeting will be held at the Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255.

Pursuant to the rules of the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (a “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet on or about April 8, 2014 and to mail the Notice to all stockholders entitled to vote at the Annual Meeting on or about April 17, 2014. We intend to mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, on or about April 17, 2014 or within three business days of such request received after this date.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

The Company’s principal executive office is located at 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, our telephone number is (480) 606-0820 and our website is www.spiritrealty.com.* References herein to the “Company” refer to Spirit Realty Capital, Inc. and its subsidiaries, unless the context otherwise requires.

The date of this Proxy Statement is April 8, 2014.

*	Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

PROXY STATEMENT

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by our Board of Directors for exercise at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at the Fairmont Scottsdale Princess Resort, 7575 E. Princess Drive, Scottsdale, Arizona 85255. Stockholders will be admitted to the Annual Meeting at 10:00 a.m. prevailing local time.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

(i)	the election of Kevin M. Charlton, Todd A. Dunn, David J. Gilbert, Richard I. Gilchrist, Diane M. Morefield, Thomas H. Nolan, Jr., Sheli Z. Rosenberg, Thomas D. Senkbeil and Nicholas P. Shepherd as members of the Company’s Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders and until a successor for each is duly elected and qualifies;
(ii)	ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;
(iii)	a resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “say-on-pay vote”), as more fully described in the accompanying Proxy Statement; and
(iv)	a resolution to approve, on a non-binding, advisory basis, how frequently the say-on-pay vote should occur (the “frequency vote”),

as well as transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 31, 2014 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 370,732,369 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company (“AST”), you are considered the “stockholder of record.” In this case, you receive your dividend check from AST Shareowner Services. This year we have engaged AST to mail our proxy materials to our registered holders.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These proxy materials have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for authorizing your proxy by telephone or on the internet.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you have a “Legal Proxy” in place authorizing them to vote your shares on your behalf, or you provide voting instructions to your broker, bank or other holder of record. If you are unsure, then please vote your Spirit Realty Capital shares using the voting information provided.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope. If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Spirit Realty Capital, Inc., c/o American Stock Transfer & Trust Company, 6201 15th Ave., Brooklyn, NY 11219.

By Telephone

Stockholders may authorize their proxies by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You may authorize your proxy by calling the toll-free number on the proxy card or your broker’s voting instruction form. Please have your card or form available when you call as it contains your “control number,” which will be required to identify yourself and authorize your proxy to vote your shares. If you authorize your proxy by telephone, you do not have to return your proxy or voting instruction form.

By Internet

Stockholders may authorize their proxies on the Internet by going to the website indicated on the proxy card or your broker’s voting instruction form. Step-by-step instructions on how to authorize or vote your proxy are provided on the voting sites.

In person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a Legal Proxy from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote at the Annual Meeting.

What do I need to bring to attend the Annual Meeting

In order to attend the Annual Meeting, you will need proof of ownership of our Common Stock as of the Record Date. If you hold your shares in street name (such as through a bank, broker or other nominee), you should bring your statement showing your beneficial ownership of our Common Stock in order to be admitted to the meeting and you must obtain a proxy issued in your name from such bank, broker or other nominee if you wish to vote in person at the meeting.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy FOR the election to the Board of Directors of the nine nominees listed in this proxy statement, FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, FOR the say on pay vote, FOR the one-year option in the say on frequency vote, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors, the say on pay vote or say on frequency vote, but can vote your shares on the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•	delivering to our Corporate Secretary a written notice of revocation prior to or at the Annual Meeting;

•	signing and returning to our Corporate Secretary a proxy bearing a later date;

•	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization is used); or

•	voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank or other record holder in the voting instruction form.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary, Ryan A. Berry, before the polls are closed. Any written notice revoking a proxy should be sent to our Corporate Secretary, at our corporate offices at 16767 N. Perimeter Drive Suite 210, Scottsdale, AZ 85260.

How are the votes counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the election of each director nominee. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee. For purposes of calculating votes cast in the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of the directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm. For purposes of the vote on ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve the non-binding, advisory say-on-pay vote. For purposes of the advisory say-on-pay vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to approve the non-binding, advisory frequency vote. For purposes of the advisory frequency vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. In the event that none of the one year, two years or three years options receive a majority of the votes cast, we will consider the option that receives the most votes as the option selected by the stockholders.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the nine director nominees listed in this proxy to serve until the 2015 annual meeting and until their respective successors are duly elected and qualify. Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2014, FOR the say on pay vote and FOR one year in the say on frequency vote.

What are the quorum and voting requirements on our three proposals mentioned in this Proxy Statement?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner properly executes and returns a proxy card, but does not vote because the broker or other holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

PROPOSAL 1

ELECTION OF DIRECTORS
Director Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated all nine of the following directors for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2015 and until their respective successors have been duly elected and qualify:

1. Thomas H. Nolan, Jr., age 56, Chairman of the Board and Chief Executive Officer
2. Kevin M. Charlton, age 48, Managing Director of Hollow River Partners
3. Todd A. Dunn, age 50, Executive Advisor for Aurora Capital Group
4. David J. Gilbert, age 56, Chief Investment Officer and Head of Acquisitions of Clarion Partners
5. Richard I. Gilchrist, age 67, Senior Advisor for The Irvine Company
6. Diane M. Morefield, age 55, Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc.
7. Sheli Z. Rosenberg, age 72, Consultant to Skadden Arps, Slate, Meagher & Flom LLP
8. Thomas D. Senkbeil, age 64, Managing Partner of Senkbeil & Associates
9. Nicholas P. Shepherd, age 55, President and Chief Executive Officer of Carlson Restaurants, Inc.

For additional information regarding our nominees, please see the “Board of Directors” section below.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF MESSRS. NOLAN, CHARLTON, DUNN, GILBERT, GILCHRIST, SENKBEIL, AND SHEPHERD AND MSES. MOREFIELD AND ROSENBERG TO SERVE ON OUR BOARD OF DIRECTORS UNTIL THE 2015 ANNUAL MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and has further directed that management submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

The affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the “Compensation Discussion & Analysis” section below, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 26. Our executive compensation programs are designed to achieve certain key objectives of the Company, including: enabling us to attract, motivate and retain executive talent, who are critical to our success; linking the compensation of our executives to the achievement of operational and strategic goals of the Company; providing balanced incentives to our executives that do not promote excessive risk-taking; and encouraging our executives to become and remain long-term stockholders of the Company. These programs reward corporate and individual performance that achieve pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key elements of our executive compensation program. We urge our stockholders to review the “Compensation Discussion & Analysis” and tabular disclosure of this proxy statement for more information.

Our executive compensation programs are designed to focus our executives on both short-term execution and long-term performance, emphasizing pay-for-performance and rendering a significant amount of our named executive officers’ pay variable, at-risk and tied to the Company’s near and long-term performance.

Our annual cash bonus program is designed to reward short-term performance based on achievement of pre-identified Company performance goals as well as an executive’s individual performance. The performance goals under our bonus program, which relate to achievement of pre-identified targets related to funds from operations (“FFO”), debt leverage, portfolio occupancy, and acquisitions volume and quality, are key drivers of performance in our business.

Our long term incentive plan employs a combination of restricted stock grants and performance shares which vest over time to motivate and reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the total shareholder return we deliver relative to our peers, strongly aligning our executives’ interests with those our stockholders.

We maintain strong governance standards and seek to employ best practices for our compensation programs. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is so important to our business. As part of its commitment to strong corporate governance and best practices, our Compensation Committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no other services to us in 2013 other than those provided directly to or on behalf of the Compensation Committee. In addition, our Compensation Committee has adopted an insider trading policy as well as stock ownership guidelines for our senior executives.

Recommendation

As an advisory vote, this proposal will not bind the Company, the Board or the Compensation Committee. However, the Board and our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, value the opinions of our stockholders, including those expressed through the vote on this proposal. Our Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers.

Accordingly, we will present the following say-on-pay resolution for vote at the 2014 Annual Meeting of Stockholders: “RESOLVED, that the stockholders of Spirit Realty Capital, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion as set forth in this proxy statement.”

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of our executive compensation program as presented in this proxy statement.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of the say-on-pay vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THIS RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.

•   A shorter time period between advisory votes will enhance our Board’s understanding of the reasons for positive or negative vote results. An annual vote will provide near-immediate feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

•   Many of our compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our stockholders a formal opportunity to express their view on each year’s compensation decisions.

•   An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with stockholders. The Board considers frequent solicitation of our stockholders’ views, including on matters of executive compensation, as an important component of corporate governance.

Recommendation

Based on the factors discussed, our Board of Directors recommends that future say-on-pay votes occur every one year until the next frequency vote. Stockholders are not being asked to approve or disapprove our Board of Director’s recommendation, but rather to indicate their choice among the following say-on-pay frequency options: every one year, every two years or every three years, or to abstain from voting.

Our Board of Directors unanimously recommends that you vote for every ONE YEAR as the frequency for the presentation of an advisory vote on our executive compensation programs.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of this vote. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders.

This vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Although the vote is non-binding, our Board of Directors values the opinions of our stockholders and will take into account the outcome of the vote when considering how frequently we should conduct a say-on-pay vote going forward. However, because this vote is advisory and not binding on our company or our Board of Directors, our Board of Directors may decide that it is in our company’s and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE OF “ONE” YEAR WITH RESPECT TO THE ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Corporate Governance and Board of Directors

Nominees for Board of Directors

The Company is committed to good corporate governance practices, which we believe serves the long-term interests of our stockholders by promoting effective risk oversight, management accountability and helps us compete more effectively. The Company is governed by a nine-member Board of Directors, and our current Board has nominated the following nine persons, all of whom are current directors of the Company for re-election at the Annual Meeting to serve for a one-year term ending at the annual meeting in 2015 and until their respective successors have been duly elected and qualify.

Thomas H. Nolan, Jr., age 56. Mr. Nolan joined us as Chairman of our Board of Directors and Chief Executive Officer in September 2011. Mr. Nolan previously worked for General Growth Properties, Inc. or GGP, serving as Chief Operating Officer from March 2009 to December 2010 and as President from October 2008 to December 2010. He also served as a member of the board of directors of GGP from 2005 to 2010. GGP filed for protection under Chapter 11 of the U.S. Bankruptcy Code in April 2009 and emerged from bankruptcy in November 2010. Mr. Nolan was a member of the senior management team that led GGP’s reorganization and emergence from bankruptcy, which included the restructuring of $15.0 billion in project-level debt, payment in full of all of GGP’s pre-petition creditors and the securing of $6.8 billion in equity commitments. From July 2004 to February 2008, Mr. Nolan served as a Principal and Chief Financial Officer of Loreto Bay Company, the developer of the Loreto Bay master planned community in Baja, California. From October 1984 to July 2004, Mr. Nolan held various financial positions with AEW Capital Management, L.P., a national real estate investment advisor, and from 1998 to 2004, he served as Head of Equity Investing and as President and Senior Portfolio Manager of The AEW Partners Funds. Mr. Nolan earned a BA in Business Administration from the University of Massachusetts. Mr. Nolan was nominated by our Board to serve as a director based on his public company executive management experience, capital markets knowledge and public company board experience, and specifically, his extensive experience in the real estate investment industry and knowledge of public real estate investment trusts. Please see the discussion below under “Board of Directors Leadership Structure” for a discussion of why the Board believes Mr. Nolan’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and our stockholders.

Kevin M. Charlton, age 48. Mr. Charlton has been a director of Spirit Realty Capital, Inc. since 2009, and is the Managing Partner of River Hollow Partners, a private equity firm focusing on manufacturing, distribution, consumer products and retail investments in the lower-middle market in the United States, where he is primarily responsible for capital formation and investment sourcing activities as well as portfolio company management. Mr. Charlton is also President, Chief Operating Officer, and serves as a member of the board of directors of Hennessy Capital Acquisition Corp., a newly organized blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a business combination with one or more businesses to build a diversified industrial manufacturing or distribution business. Mr. Charlton also currently serves on the board of directors of the Addison Group, a privately held staffing business. Prior to joining River Hollow and Hennessy Capital Acquisition Corp. in 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. Prior to joining Macquarie Capital (USA) Inc. in 2009, Mr. Charlton worked as Managing Director at Investcorp International. Prior to joining Investcorp International in August 2002, he worked for JPMorganChase and McKinsey & Company and as a contractor in the Astrophysics Division at NASA Headquarters. In addition to serving on our Board of Directors, Mr. Charlton has served on the boards of directors of more than 15 private companies and their subsidiaries in a variety of roles. He graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University. Mr. Charlton was nominated by our Board to serve as a director based on his extensive experience and knowledge of finance and capital markets, his experience with growth companies, mergers and acquisitions, and his experience as a member of boards of directors.

Todd A. Dunn, age 50. Mr. Dunn has been a director of Spirit Realty Capital since our initial public offering in September 2012, is an Executive Advisor to Aurora Capital Group, in which role he has served since 2012.

Mr. Dunn previously served as Chief Executive Officer and as a member of the board of directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy duty truck and trailer parts, serving as President and Chief Executive Officer as well as a member of the board of directors from 2005 to 2009, Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. Mr. Dunn worked for SLM Power Group, Inc. from 1989 to 1998, serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi. Mr. Dunn currently serves as a director of Ames Taping Tools, a designer, manufacturer, marketer and distributor of automatic taping and finishing tools. Mr. Dunn received a BBA in Finance from the University of Texas at Austin. Mr. Dunn was nominated by our Board to serve as a director based on his extensive experience as a successful operating executive, his knowledge and experience with growth companies and risk oversight and management, and his capital markets and financial knowledge and expertise.

David J. Gilbert, age 56. Mr. Gilbert has been a director of Spirit Realty Capital since our initial public offering in September 2012 and currently is the Chief Investment Officer and Head of Acquisitions of Clarion Partners, a real estate investment company formerly owned by ING Group, a role in which he has served since 2010. Mr. Gilbert is a member of Clarion Partners’ executive board, compensation committee and operating committee, as well as Chairman of its investment committee. Mr. Gilbert is also responsible for Clarion Partners’ Research and Investment Strategy Group, ensuring that research is fully integrated into all phases of the investment process. Mr. Gilbert joined Clarion Partners in 2007 as a Managing Director and Global Head of the ING Global Opportunity Fund. From 2005 to 2007, he worked as a Managing Director and head of the Alternative Real Estate Group at JPMorgan Asset Management and, from 1998 to 2004, worked as a General Partner and head of the Worldwide Real Estate Group at JPMorgan Partners, which is the private equity branch of JPMorgan Chase. He also served as the Co-Chairman of The Peabody Funds, an $830 million global real estate opportunity fund jointly sponsored by JPMorgan Partners and The O’Connor Group, from 2001 to 2004. From 1996 to 1998, Mr. Gilbert served as a Senior Investment Officer of the California Public Employees’ Retirement System (CalPERS) and, from 1982 to 1996, worked in the real estate industry in various positions at JPMorgan & Company, Prudential Real Estate Investors, First Boston Corporation and Salomon Brothers, Inc. From 1980 to 1982, Mr. Gilbert worked for Price Waterhouse as an auditor and consultant. Mr. Gilbert received a BA in accounting from the University of Massachusetts Amherst and an MBA in real estate finance from the Wharton School of Finance at the University of Pennsylvania. Mr. Gilbert was nominated by our Board to serve as a director based on his over 30 years’ experience in the real estate industry and with real estate investment trust business models, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Richard I. Gilchrist, age 67. Mr. Gilchrist has been a director of Spirit Realty Capital since our initial public offering in September 2012 and currently is Senior Advisor responsible for acquisitions and investments at The Irvine Company, a privately-held real estate investment company, a position he has held since July 2011 after having served as its President of its Investment Properties Group from 2006 to 2011. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981. He currently serves on the board of directors of two publicly-traded REITs, Ventas, Inc. and BioMed Realty Trust, and serves on the executive compensation committee of Ventas, Inc., and the nominating and governance committee and compensation committee of BioMed Realty Trust, serving as the Chairman of the BioMed compensation committee. Mr. Gilchrist is a member of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011 where he received his BA in 1968. He is also a member of the Advisory Board of the University of California, Los Angeles Law School, where he earned a JD in 1971. Mr. Gilchrist was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of two public REITs.

Diane M. Morefield, age 55. Ms. Morefield has been a director of Spirit Realty Capital since our initial public offering in September 2012 and currently is the Executive Vice President, Chief Financial Officer of Strategic Hotels & Resorts, Inc., a publicly-traded REIT that owns luxury hotels and resorts, a position she has held since April 2010. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, and treasury and was actively involved in significant capital raising. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, the largest publicly-traded office REIT and owner of office buildings in the United States, serving as Regional Senior Vice President for the company’s Midwest region from 2004 to 2006 and Senior Vice President—Investor Relations from 1997 to 2004. Ms. Morefield worked as a Senior Manager of the Solutions Consulting Group of Deloitte & Touche LLP from 1994 to 1997. From 1983 to 1993, she worked at Barclays Bank, serving as Vice President/Team Leader of the Real Estate Group from 1986 to 1993, Assistant Vice President in 1985 and a loan officer from 1983 to 1984. From 1980 to 1983, Ms. Morefield worked as an Auditor at Arthur Andersen & Co. Ms. Morefield is a member of The Chicago Network, Leadership Greater Chicago Fellows Program, and has completed board of director training at the Northwestern University Kellogg School of Management and The University of Chicago Booth School of Business. She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received a BS in Accountancy from the University of Illinois and an MBA from The University of Chicago. Ms. Morefield was nominated by our Board to serve as a director based on her extensive experience in the real estate industry and with REIT business models, including her current service as an executive officer and chief financial officer of a public REIT and experience as a operating executive of several private real estate companies, her internal and external risk oversight expertise, and her capital markets and financial knowledge and expertise.

Sheli Z. Rosenberg, age 72. Ms. Sheli Z. Rosenberg has been a director of Spirit Realty Capital since July 2013, and is currently a consultant to the law firm Skadden, Arps, Slate, Meagher & Flom LLP, for whom she was Of Counsel from May 2011 until becoming a consultant to them in January 2014. Ms. Rosenberg is currently a member of the board of directors of each of Equity LifeStyle Properties, Inc. (a lifestyle-oriented property REIT, for whom she has been a director since August 1996), Ventas, Inc. (a senior housing and healthcare property REIT for whom she has been a director since 2001, but for whom she is not standing for re-election in 2014), Strategic Hotels & Resorts, Inc. (a hotel REIT for whom she has been a director since 2012) and Nanosphere, Inc. (a nanotechnology-based molecular diagnostics company for whom she has been a director since 2002). Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C. She joined Equity Group Investments, L.L.C in 1994 as the company’s general counsel and rose to become Chief Executive Officer from 1999 to 2000 and Vice Chairman from 2000 to 2003 before departing in 2003. Prior to joining Equity Group Investments, L.L.C., Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to 1997. Ms. Rosenberg is a former director of General Growth Properties, Inc. (2010 to 2011), CVS Caremark Corporation (1997 to 2011), Capital Trust, Inc., and Avis Budget Group (2006 to 2008), Inc. and a former trustee of Equity Residential and Equity Office Properties. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the

Center’s steering committee. Ms. Rosenberg received a BA from Tufts University and a JD from the Northwestern University School of Law. Ms. Rosenberg was nominated by our Board to serve as a director based on her extensive experience in the real estate industry, including having served as an executive officer of a public REIT, her knowledge and experience in internal and external risk oversight, and her extensive experience as a member of the board of directors of public REITs.

Thomas D. Senkbeil, age 64. Mr. Thomas D. Senkbeil has been a director of Spirit Realty Capital since July 2013, and is currently the Managing Partner of Senkbeil & Associates, a position in which he has served since January 2009. Senkbeil & Associates, formed by Mr. Senkbeil, invests in multifamily properties and provides consulting and advisory services to investment firms, developers, and lenders. Since January 2013, Mr. Senkbeil has also served as a principal of Iron Tree Capital, LLC, a boutique real estate investment and advisory firm. Mr. Senkbeil currently serves on the Board of Directors of Barron Collier Companies, which is involved in land development in the businesses of agriculture, real estate, and mineral management. From January 2009 through December 2012, Mr. Senkbeil served as the Managing Director of Sealy and Co. and SCS Ventures. From July 2003 to December 2008, Mr. Senkbeil was the Chief Investment Officer and Executive Vice President of Post Properties, Inc., which owns and manages upscale multi-family apartment communities. Prior to joining Post Properties, Inc., he served as the President and Chief Operating Officer of Carter & Associates. From 1992 to 2000, Mr. Senkbeil was a director and the Chief Investment Officer of Weeks Corporation, a publicly traded REIT that was a predecessor by merger to Duke Realty Corporation. He was instrumental in Weeks Corporation’s initial public offering, as well as its subsequent growth and merger with Duke Realty Corporation. He served as the Chairman of NAIOP, the Commercial Real Estate Development Association, in 1996 and is currently a member of ULI Multifamily Council. Mr. Senkbeil received a BS from Auburn University and an MBA from the Kenan-Flagler Business School at the University of North Carolina. Mr. Senkbeil was nominated by our Board to serve as a director based on his extensive experience in the real estate industry, including having served as an executive officer of a public REIT, his experience as a successful operating executive, and his capital markets and financial knowledge and expertise.

Nicholas P. Shepherd, age 55. Mr. Shepherd has been a director of Spirit Realty Capital since our initial public offering in September 2012 and currently serves as the President and Chief Executive Officer of Carlson Restaurants Inc, which is the parent company of TGI Friday’s Inc., a position he has held since February 2009. He also serves on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands. From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc., serving as the Chief Operating Officer during 2007, President of Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University. Mr. Shepherd was selected by our Board of Directors to serve as a director based on his experience as a successful operating executive, and his knowledge and experience with growth companies and risk oversight and management.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

Director Nominee Skills and Experience

The Nominating and Corporate Governance Committee, at least annually, performs an assessment of the skills and experience needed to properly oversee the interests of the Company. In review of the short and long term strategies and goals of the Company, the Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year. Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the Nominees’ possession of these attributes.

SUMMARY OF MIX OF NOMNINEE SKILLS, EXPEIRENCE AND QUALIFIACTIONS	Nolan, Thomas H. Jr.	Charlton, M. Kevin	Dunn, Todd A.	Gilbert, David J.	Gilchrist, Richard I.	Morefield, Diane M.	Rosenberg, Sheli Z.	Senkbeil, Thomas D.	Shepherd, Nicholas P.
INDEPENDENCE: Independent pursuant to NYSE standards		—	—	—	—	—	—	—	—
FINANCIAL EXPERT: Financial Expert pursuant to SEC rules and NYSE standards	—		—	—		—		—
FINANCIALLY LITERATE : Able to read and evaluate financial statements and ask critical questions	—	—	—	—	—	—	—	—	—
SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership	—		—	—	—	—	—	—	—
GROWTH COMPANY EXPERIENCE: Experience driving growth; knows how businesses achieve growth	—	—	—	—	—	—	—	—	—
REAL ESTATE EXPERIENCE: General real estate experience and knowledge	—	—	—	—	—	—	—	—	—
REIT EXPERIENCE: Deep expertise in REIT business models	—			—	—	—	—	—
M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business	—	—	—	—	—	—		—	—
CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money	—	—	—	—	—	—	—	—	—
EXTERNAL RISK OVERSIGHT: Experience in assessing external risk and ensuring an effective risk management strategy	—	—	—	—	—	—	—	—	—
INTENRAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks	—	—	—	—	—	—	—	—	—
HUMAN RESOURCES: Experience in successful succession planning and evaluating and measuring effective team performance	—	—		—	—	—	—	—	—
LEGAL: Experience in compliance oversight, use of outside counsel and leveraging other legal resources			—	—	—		—		—
PUBLIC COMPANY: Experience as executive or board member with a public company	—			—	—	—	—	—	—

While the Nominating and Governance Committee does not have a formal policy regarding diversity, the Nominating and Governance Committee evaluates each individual nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In accordance with our Corporate Governance Guidelines, director nominees must possess the highest personal and professional ethics, integrity and values, and the Nominating and Governance Committee considers diversity of the Board in identifying director nominees, including diversity in experience, professional background, areas of expertise and industries of the candidate.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee each composed solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

In addition, the NYSE listing standards provide that a director is not independent if:

(i) the director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company;

(ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii) (A) the director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time;

(iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board by resolution has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, all nominees for election to the Board at the Annual Meeting are independent (the “Independent Directors”), except for Mr. Nolan.

Board of Directors Leadership Structure

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. The Board understands that no single approach to Board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company’s size, industry, operations, history and culture. Consistent with this understanding, our Board, led by the Nominating and Corporate Governance Committee, conducts an annual evaluation to determine the optimal leadership structure for us and for our stockholders. At the current time, the Board believes that our existing leadership structure—under which our Chief Executive Officer also serves as Chairman of the Board and a Lead Independent Director assumes specific responsibilities on behalf of the independent directors—is effective, provides the appropriate balance of authority between those who oversee our company and those who manage it on a day-to-day basis and achieves the optimal governance model for us and for our stockholders.

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. Thomas H. Nolan, Jr. has served in both roles since 2012, and our Board continues to believe that his combined role is most advantageous to us and our stockholders.

Mr. Nolan’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to develop agendas that focus the Board’s time and attention on the most critical matters. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders. These leadership attributes are uniquely important to our company given our fairly recent reintroduction to the public markets, our history of rapid and significant growth and the value to our company of opportunistic capital markets execution.

In connection with Mr. Nolan’s service as our Chief Executive Officer and Chairman of the Board, the independent members of our Board have selected Richard I. Gilchrist to serve as Lead Independent Director, whose specific responsibilities include, among other things, presiding at all meetings of our Board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Lead Independent Director also serves as liaison between the Chairman and the independent directors, approves information sent to the Board and approves Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Lead Independent Director conducts annual performance reviews with our Chairman and Chief Executive Officer and has such other duties as may be assigned from time to time by the independent directors or the Board. Although the Lead Independent Director is elected on an annual basis, the Board generally expects that he or she will serve for more than one year.

Board Governance Documents

The Board maintains charters for all committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our principal executive officer and principal financial officer. To view our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, and “whistleblower” policy, please visit our website at www.spiritrealty.com. Please note that the website and its contents are not a part of this proxy statement. Each of these governing documents is also available, free of charge, in print to any stockholder who sends a written request to such effect to Ryan A. Berry, Secretary, Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

Board Committee Composition and 2013 Meetings Attendance

On July 17, 2013, we completed the acquisition of Cole Credit Property Trust II, Inc. (“Cole II”) through a transaction in which our prior legal entity merged into the Cole II legal entity, and our Board of Directors and executive team managed the surviving entity, which was renamed Spirit Realty Capital, Inc. and began trading on the NYSE under the “SRC” ticker symbol. As a result, disclosure in the Proxy Statement relating to director attendance at Board meetings and committee meetings describes those parties’ attendance at the pre-Merger Spirit meetings and those of the post-Merger surviving entity.

Our Board held a total of 13 meetings during 2013. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served that were held during the time he or she was a director in 2013. The table below provides current membership:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin M. Charlton		¡	¡
Todd A. Dunn	¡		¡
David J. Gilbert	¡	—
Richard I. Gilchrist		¡
Diane M. Morefield	—
Sheli Z. Rosenberg		¡	¡
Thomas D. Senkbeil	¡
Nicholas P. Shepherd			—
Total Committee Meetings	8	5	3
	¡ = Member	— = Chairperson

We do not have a formal policy regarding attendance by all directors at our annual meeting of stockholders, however, we invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law.

Committees of the Board of Directors

Audit Committee

The Audit Committee consists of four directors. Members of the Committee and the Chairperson are appointed by the Board and may be removed by the Board in its discretion. The Audit Committee is currently comprised of Ms. Morefield and Messrs. Dunn, Gilbert and Senkbeil, with Ms. Morefield functioning as Chair. The Board has determined that all members are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards, and the Board has determined that Ms. Morefield is an audit committee financial expert as defined by the SEC. The Audit Committee carries out its responsibilities in accordance with the terms of our Audit Committee Charter, which is located on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Secretary.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the financial statements of the Company, of the Company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor and of the performance of the Company’s internal audit function and independent auditors. The Committee’s role is one of oversight. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (GAAP) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing and reviewing those financial statements, and the Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent auditor.

The Audit Committee also is actively involved in oversight of risks that could affect us. Our General Counsel works with an independent contractor to conduct an annual risk assessment by working with key members of management to identify key risks and mitigating factors in each area. The results of risks identified and corresponding mitigating activities are presented to the Audit Committee, certain of which the Audit Committee presents to the full Board. The Audit Committee reviews the guidelines and policies that govern the process by which risk assessment and risk management is undertaken and by which the Company’s exposure to risk is handled.

Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics, and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures, including our “whistleblower” policy, is available on our corporate website at www.spiritrealty.com. A copy of our Code of Business Conduct and Ethics and our “whistleblower” policy is also available, free of charge, upon request directed to Secretary, Ryan A. Berry, Senior Vice President and General Counsel, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260.

Compensation Committee

The Compensation Committee consists of four directors. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Committee is currently comprised of Ms. Rosenberg and Messrs. Gilbert, Gilchrist and Charlton, with Mr. Gilbert functioning as Chair. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “outside” directors under Section 162(m) of the Internal Revenue Code, and as “non-employee” directors under Rule 16b-3 of the Exchange Act .

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior managers and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter which is posted on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Secretary. The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our executive officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.

For 2013, the Compensation Committee retained the services of Towers Watson & Co. (“Towers Watson”), a human capital consulting firm, to assist the Compensation Committee in the development and implementation of an executive compensation program closely aligned with our compensation philosophy and business strategy. Towers Watson also provided assistance to the Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. For 2013, the Compensation Committee also retained the services of Latham & Watkins, LLP, an international law firm (“Latham & Watkins”) to assist in the development and implementation of the executive compensation program and other executive compensation matters. The Committee determined both Towers Watson and Latham & Watkins to be independent under Rule 10C-1 of the Exchange Act and NYSE listing standards.

Our executive officers provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other executive officers. However, our Chief Executive Officer plays no role in setting his own compensation. Also at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee usually meets separately in executive session, without management present, at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Our executive officers provide support to the Compensation Committee in this process, and the Chief Executive Officer makes award recommendations with respect to the other executive officers

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, no member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our executive officers serves on the Board of Directors. Prior to becoming a member of the Compensation Committee in connection with the Merger, Ms. Rosenberg served as a paid advisor to Spirit Realty Capital, Inc. in 2012 and 2013. The engagement was the result of arms-length negotiations between the Company and Ms. Rosenberg, and the fees paid were market rate and fell below the NYSE and SEC thresholds for direct compensation to a qualifying independent director. All such consideration for consulting services was earned and paid prior to her becoming a director, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Rosenberg to be independent after considering her prior engagement as an advisor.

Compensation Risk Assessment

The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2013, the Compensation Committee, with the assistance of Towers Watson, conducted an extensive review of the design and operation of our compensation program and its findings were presented to management and the Board. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of four directors. Members of the Committee and the Chairperson are appointed annually by the Board and may be removed by the Board at any time. The Committee is currently comprised of Ms. Rosenberg and Messrs. Charlton, Dunn and Shepherd, with Mr. Shepherd functioning as Chair. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards.

The Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified to become members of the Board; selecting, or recommending to the Board for selection, director-nominees; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person which is required to be disclosed under the rules of the Securities and Exchange Commission; and generally advising the Board on corporate governance and related matters

Our Nominating and Corporate Governance Committee Charter is located on our website at www.spiritrealty.com and is available in print to any stockholder who requests it by writing to our Secretary.

Nominating and Corporate Governance Committee’s Process for Considering Director Nominees

The Nominating and Corporate Governance Committee, at least annually, evaluates the performance of each current director and considers the results of such evaluation when determining whether to recommend the nomination of such director for an additional term. At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee recommends to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its stockholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the factors listed above in “Director Nominee Skills and Experience”.

Stockholder and Interested Party Communications with the Board

Stockholders and interested parties may send correspondence directed to the Board, care of Ryan A. Berry, Senior Vice President and General Counsel, Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Mr. Berry will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Berry will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Berry will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication, as appropriate.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified non-employee director candidates to serve on our Board. In setting non-employee director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to our Company as well as the skill level we require of members of our Board.

Director Compensation Program

In 2013 we maintained a compensation program, or the Director Compensation Program, for eligible non-employee directors, whom we refer to as eligible directors, which our Board amended and restated in connection with the closing of the Merger in July 2013.

Prior to the amendment and restatement of the Director Compensation Program, non-employee directors not affiliated with Macquarie Capital (USA) Inc. were eligible to participate. Following the amendment and restatement, each non-employee director became eligible to participate in the program, as Macquarie Capital (USA) Inc. became unaffiliated from our Company in connection with the Merger. Under the Director Compensation Program, eligible directors are entitled to receive a combination of cash and equity-based compensation, as described below:

Cash Compensation. Under the cash compensation component of the Director Compensation Program, which was not modified in connection with the amendment and restatement, each eligible director is entitled to receive an annual cash retainer of $70,000. In addition, the committee chairpersons and Lead Independent Director receive the following annual cash retainers (as applicable):

Audit Committee chair: $20,000

Compensation Committee chair: $10,000

Nominating and Corporate Governance Committee chair: $10,000

Lead Independent Director: $20,000

All annual retainers are paid in cash quarterly in arrears following the end of the applicable calendar quarter. Annual retainers will be pro-rated to reflect any partial year of service. Eligible directors are also entitled to Board of Directors meeting fees equal to $1,000 per meeting for in-person attendance and $500 per meeting for telephonic attendance.

Equity Compensation. In connection with the Merger, our Board amended the Director Compensation Program to provide that (i) each board member designated by Cole II in connection with the Merger would receive a grant of restricted stock covering a number of shares having a value equal to $80,000 on the closing date of the Merger and (ii) each other eligible director who is initially elected or appointed to serve on our Board after the closing of the Merger will receive a grant of restricted stock covering a number of shares having a value equal to $80,000 on the date of such initial election or appointment. Each restricted stock grant will vest in full on the first anniversary of the closing date of the Merger, or the initial election of appointment of the eligible director, as applicable, subject to the eligible director’s continued service with our company through such vesting date.

In addition, an eligible director will receive an annual common stock grant valued at $80,000 on the date of each annual meeting of our stockholders.

2013 Common Stock Grant

In June 2013, our Board determined to grant each eligible director a common stock grant having a value equal to $80,000. Our Board decided to approve these grants because we did not hold an annual meeting of our stockholders in 2013, due to the Cole II Merger, and so the eligible directors would not have been entitled to an annual common stock grant under the Director Compensation Program for 2013.

The following table provides additional detail regarding the 2013 compensation of our eligible directors:

Name(1)	Fees Earned in Cash ($)(2)	Stock Awards ($)(3)	Restricted Stock Awards ($) (4)	All Other Compensation ($)		Total ($)
Thomas H. Nolan, Jr.	—	—	—	—		—
Kevin M. Charlton	38,500	81,263	91,621	—		211,384
Todd A. Dunn	81,500	81,263	—	—		162,763
David J. Gilbert	92,000	81,236	—	—		173,236
Richard I. Gilchrist	100,000	81,263	—	—		181,263
Diane M. Morefield	100,500	81,263	—	—		181,763
Sheli Z. Rosenberg	38,000	—	80,434	97,527	(5)	215,961
Thomas D. Senkbeil	38,000	—	80,434	—		118,434
Nicholas P. Shepherd	88,500	81,263	—	—		169,763

(1)   Mr. Nolan, our Chief Executive Officer, is not included in this table as he is an employee of the company and does not receive compensation for his services as a director. All compensation paid to Mr. Nolan in 2013 for services he provides to us is reflected in the Summary Compensation Table.

(2)   Amount reflects (1) annual retainers and, if applicable, committee chair retainers earned in 2013 and (2) board meeting fees.

(3)   Amounts reflect the full grant date fair value of common stock and restricted stock awards granted with respect to services performed in 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2013. As of December 31, 2013 each of our non-employee directors held 17,329 shares of restricted stock, with the exception of Ms. Rosenberg and Mr. Senkbeil who held 20,049 and 8,621 shares, respectively.

(4)   Amounts reflect the full grant date fair value of unvested restricted stock awards granted with respect to board designation in 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. With respect to Messr Charlton, the shares granted and fair value of the award reflect one-time grant for exceptional Board service.

(5)   Amount includes fees earned as an advisor prior to becoming a Director at the time of the Merger.

Executive Officers

The following table sets forth the names, ages as of March 31, 2014 and positions of our executive officers:

Name	Age	Position
Thomas H. Nolan	56	Chief Executive Officer and Director (principal executive officer)
Peter M. Mavoides	47	President and Chief Operating Officer
Michael A. Bender	54	Chief Financial Officer and Executive Vice President (principal financial officer)
Gregg A. Seibert	50	Chief Investment Officer and Executive Vice President - Acquisitions
Mark L. Manheimer	37	Executive Vice President - Asset Management
Ryan A. Berry	37	Senior Vice President - General Counsel and Corporate Secretary

The following are biographical summaries for our executive officers other than Mr. Nolan, for whom a biographical summary can be found in the Board of Directors section.

Peter M. Mavoides. Mr. Mavoides joined us as President and Chief Operating Officer in September 2011. Mr. Mavoides previously worked for Sovereign Investment Company as its President and Chief Executive Officer from May 2003 to January 2011. Sovereign Investment Company is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. Prior to joining Sovereign Investment Company, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides earned a BS from the United States Military Academy and an MBA from the University of Michigan.

Michael A. Bender. Mr. Bender has served as our Chief Financial Officer since February 2010. He joined us in October 2007 as Vice President and Chief Accounting Officer and was named Executive Vice President in January of 2014. Prior to joining us in 2007, Mr. Bender spent over 20 years in finance and accounting and held positions including Assistant Corporate Controller for Allied Waste, Inc., Vice President of Global External Reporting for American Express Corporation, Chief Financial Officer for FINOVA Realty Capital and senior manager for Deloitte & Touche, LLP. Mr. Bender earned a BS in Accounting and MBA from Arizona State University and has been a certified public accountant since 1984.

Gregg A. Seibert. Mr. Seibert was named Chief Investment Officer and Executive Vice President—Acquisitions in January of 2014, prior to which he had served as Senior Vice President—Acquisitions since January 2011. He served as Senior Vice President-Capital Markets from March 2010 to January 2011 and as Senior Vice President-Underwriting from September 2003 to March 2010. Mr. Seibert is responsible for acquisitions and special projects. Prior to joining us, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (FFCA), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation (GECC), where he served as a Senior Vice President until he joined us. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a BS in Finance from the University of Missouri and an MBA in Finance from the University of Missouri Graduate School of Business.

Mark L. Manheimer. Mr. Manheimer was named Executive Vice President—Asset Management in January of 2014, prior to which he had served as Senior Vice President—Asset Management since April 2012. Mr. Manheimer previously worked for Cole Real Estate Investments, where he served as its Director of Acquisitions and Vice President and Head of Retail Sale-Leaseback Acquisitions from 2009 to 2012. Prior to joining Cole Real Estate Investments, Mr. Manheimer was employed by Realty Income Corporation, where he focused on underwriting sale-leaseback transactions from 2005 to 2009. Mr. Manheimer previously worked in the Leveraged Finance Group at First Union Securities (now Wells Fargo Securities), at Patriarch Partners, a private equity firm, from 2001 to 2003 and at FTI Consulting, a turnaround consulting firm from 2004 to 2005. Mr. Manheimer earned a BS from the University of Florida and an MBA from the University of Notre Dame.

Ryan A. Berry. Mr. Berry joined us as Senior Vice President—General Counsel and Corporate Secretary in July of 2013. Prior to joining us, Mr. Berry was in private legal practice, focusing on strategic corporate and finance transactions, securities laws compliance and corporate governance. Mr. Berry practiced most recently as a shareholder of the law firm of Polsinelli PC and previously as an associate of the law firm of Latham & Watkins, LLP. Mr. Berry earned a BA from Yale University and a JD, summa cum laude, from the University of Arizona, and is licensed to practice law in Arizona and California.

Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David J. Gilbert

Kevin M. Charlton

Richard I. Gilchrist

Sheli Z. Rosenberg

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. In 2013, our “named executive officers” and their positions were as follows:

•	Thomas H. Nolan, Jr., Chief Executive Officer;

•	Michael A. Bender, Executive Vice President, Chief Financial Officer;

•	Peter M. Mavoides, President and Chief Operating Officer;

•	Gregg A. Seibert, Chief Investment Officer and Executive Vice President—Acquisitions; and

•	Mark L. Manheimer, Executive Vice President—Asset Management

Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below.

Our executive compensation program is designed to provide a total compensation package intended to align executive compensation to the Company’s performance and with stockholder interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements relative to our peer group.

To serve the foregoing objectives, our overall compensation program is generally designed to be flexible and complementary rather than purely formulaic. In alignment with the objectives set forth above, the Compensation Committee of our Board of Directors (or, prior to our initial public offering, our Board of Directors) has generally determined the overall compensation of our named executive officers and its allocation among the elements described above, relying on the analyses and advice provided by its compensation consultant as well as input from our management team.

Our compensation decisions for the named executive officers in 2013, including each of the key elements of our executive compensation program, are discussed in more detail below.

Executive Summary

Summary of 2013 financial and operational results(1)

For the year ended December 31, 2013, the Company:

•	Completed a merger (the “Merger”) with Cole Credit Property Trust II (“Cole II”), which diversified the Company’s tenant base by adding 747 properties consistent with our investment philosophy and of enhanced credit quality, improved the Company’s operating efficiency, reduced the Company’s leverage and provided additional financial strength and flexibility, in part by almost doubling the size of the Company’s portfolio.
•	Improved balance sheet strength by (a) expanding liquidity by establishing a new $400.0 million revolving credit facility and (b) fixing the term and interest rate of variable, short-term debt assumed in the Merger through a $203.0 million CMBS offering and issuance of $330.0 million of investment grade-rated notes from out Spirit Master Funding asset backed securities platform.
•	Generated revenues of $419.5 million, a 53.6% increase over the year ended December 31, 2012.
•	Achieved FFO of $139.5 million or $0.54 per share.
•	Exclusive of the Merger, acquired 194 new properties for a gross investment of $408.6 million in 40 transactions with an initial cash yield of 7.92% and an average remaining lease term of 16.8 years. The gross investment in real estate was more than double the Company’s investment total during 2012.

(1)	See Annex A for reconciliation of non-GAAP financial measures

The following graphs illustrate the Company’s financial highlights for the year ended December 31, 2013.

*  Calculated as defined in Performance Share Award Agreements to our executives which assumes reinvestment of all dividends paid on Common Stock and otherwise in accordance with the total shareholders return calculation methodology used in the MSCI US REIT Index. Peer Group and Primary Net Lease Group described under Annual Performance Based Compensation below.

Since our IPO on September 20, 2012, the Company has generated among the best risk-adjusted returns in the sector. During 2013, our shareholders received dividends of $169.4 million, or $0.6585 per share, and our fourth quarter 2013 dividend equated to an annualized amount of $0.665 per share. For the year ended December 31, 2013, taking into account both share price appreciation and dividends paid, shareholders received a 12.3% total return on their investment.

After completing the integration of the portfolio acquired in the Merger, we ended 2013 with a well-diversified, $7.2 billion portfolio that included 2,186 properties across 48 states and 19 industries. At year-end, those properties were 99% occupied and generally leased under long-term, triple-net leases with a weighted average remaining maturity of over 10 years.

The following graph shows our cumulative total stockholder return for the period beginning with the initial listing of our common stock on the New York Stock Exchange on September 20, 2012 and ending on December 31, 2013, with stock prices retroactively adjusted for the 1.9048 merger exchange ratio. The graph assumes a $100 investment in each of the indices on September 20, 2012 and the reinvestment of all dividends. The graph also shows the cumulative total returns of the S&P Index and an industry peer group. Our stock price performance shown in the following graph is not indicative of future stock price performance.

Compensation Elements

Our executive compensation program consists of the following elements: base salary, annual cash incentive bonus, equity based long-term incentive awards, severance and change in control payments and benefits, retirement benefits and health/welfare benefits. Each of these elements taken separately as well as each of these elements taken as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation.

Compensation Element	Primary Objective
Base salary	To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives.
Annual performance-based cash compensation (incentives)	To incentivize the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives.
Long-term equity incentive compensation	To emphasize long-term performance objectives, align the interests of our executives with stockholder interests, encourage the maximization of stockholder value and retain executives.
Severance and change in control benefits	To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, particularly when considering strategic alternatives that may adversely impact our executives.
Retirement savings - 401(k) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide typical protections from health, dental, death and disability risks.

The Compensation Committee believes that executive compensation should reflect the value created for our stockholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

We emphasize pay for performance.

The Company’s compensation program is designed to align Company-wide financial, operational and stock price achievements with the annual cash bonuses to its named executive officers. Annual incentives are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. Annual cash and equity bonuses are earned based upon the Compensation Committee’s assessment of Company-wide performance under key performance metrics targeted in the 2013 Bonus Program approved by the Compensation Committee. Under the 2013 Bonus Program, all of the executives were eligible to earn cash bonuses based on the Company’s achievement in 2013 of performance goals relating to (i) Funds From Operations (a supplemental non-GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on March 4, 2014); (ii) ratio of debt to EBITDA (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume.

The table below reflects the company performance target goals set forth in the 2013 Bonus Program:

2013 Key Performance Measures	Threshold	Target	Maximum
Core FFO (millions)	$116	$119	$122
Debt to EBITDA	8.2x	7.8x	7.4x
Occupancy	96.5%	98%	99.5%
Acquisitions (millions)	$180	$225	$270

The Compensation Committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. Individual performance is not evaluated solely upon satisfaction of pre-determined performance goals, but evaluated subjectively (a) by the Compensation Committee with input by the CEO with respect to the other four named executive officers and (b) by the Board with respect to the CEO. Depending on the actual operational results, each named executive officer, excluding the CEO, can earn a maximum of 133% of his base salary if the maximum target is achieved or exceeded, while the CEO may earn a maximum of 200% of his base annual salary under the same conditions. In determining each executive’s actual cash bonus under the 2013 Bonus Program, the base salary percentage earned is further weighted based on the officer’s core responsibilities within the organization.

In determining each executive’s actual bonus under the 2013 Bonus Program, the goals were weighted as follows for the applicable executive:

Individual Weighting	Core FFO	Debt:EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan Jr.	20%	20%	20%	20%	20%
Peter M. Mavoides	20%	10%	25%	25%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Greg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%

We align executive compensation with the creation of value for our stockholders.

Equity awards consist of annual grants of restricted stock and performance share grants. Restricted stock awards are based on the Company’s performance under these company performance metrics as well as each executive’s individual performance during the prior fiscal year. Restricted stock grants, which generally vest over a three-year period , create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance. The Compensation Committee believes that this “at risk” compensation of annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of the Company’s stockholders.

As part of the 2013 executive compensation program, the Compensation Committee approved a performance share plan for our named executive officers. The primary objective of these awards is to motivate and reward long-term sustained performance. The performance share awards are earned based on a multi-year performance over a three-year performance cycle. Pursuant to the performance share awards, each participant is eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage range between 0% and 250% depending on the Company’s TSR during the performance period. The percentage range is based on the attainment of TSR of the Company compared to that of specified peer groups of companies during the performance period. The performance period runs from September 20, 2012 (the day of the Company’s IPO) through December 31, 2015. In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from August 1, 2013 through the issuance date of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent. The Compensation Committee believes the at-risk structure of the performance awards are designed to foster retention and align the executive officers’ interests with the long-term interests of our stockholders.

2013 Compensation Highlights and Key Decisions

•	Base Salaries and Target Bonus Opportunities. Base salaries were adjusted for our named executive officers in 2013 as needed to bring their salaries closer to those paid by competitors and other comparable market participants. None of our named executive officers received any increases to their target bonus opportunities, expressed as a percentage of salary.

•	Cash Bonuses Reflected Positive 2013 Company Performance. In 2013 we implemented a bonus program that motivates our executives to achieve our company-wide short-term performance objectives and individual performance objectives. Under the 2013 bonus program, each named executive officer was eligible to earn a cash bonus based on achievement in 2013 of performance goals relating to (i) FFO; (ii) ratio of debt to EBITDA; (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume, as well as each executive’s individual performance as evaluated by the CEO, or in the case of the CEO, our Board.

For 2013, we achieved FFO, Debt-to-EBITDA, and acquisition volumes above the maximum goal established with FFO of $139.5 million (vs. $119 million target and $122 million maximum), Debt-to-EBITDA at 7.3x (vs. 7.8x target and 7.4x maximum) and $409 million acquisition volume excluding the Cole II Merger (vs. $225 million target and $270 million maximum). Weighted average occupancy achieved was above the 98% target at 98.9%, but below the maximum goal of 100%. As a result of our performance and based on a review of each executive’s individual performance, and in accordance with the 2013 bonus program, the bonus payouts under the program were 196.0%, 129.7%, 131.0%, 131.7% and 129.7% of Messrs. Nolan, Mavoides, Bender, Seibert and Manheimer’s salaries, respectively.

•

Performance Share Awards. In addition, in 2013 we granted for the first time performance share awards that vest based on the attainment of TSR compared to specified peer groups of companies during a multi-

year performance period. The Compensation Committee believes the at-risk structure of the performance awards are designed to foster retention and align the named executive officers’ interests with the long-term interests of our stockholders. 75% of the long-term equity incentive compensation of each of Mr. Nolan, Mr. Mavoides and Mr. Bender was formulated as performance share awards, with the remaining 25% allocated in restricted stock. The long-term equity incentive compensation of Mr. Seibert and Mr. Manheimer was allocated 50% to performance share awards, and 50% to restricted stock.

•	Change in Control Excise Tax Gross-Up Policy. We adopted a policy that the Company will not in the future enter into any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed in connection with a change in control under Section 4999 of the Code by operation of Section 280G of the Code.

Determination of Compensation

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Prior to our initial public offering in September 2012, our Board of Directors, in conjunction with our Chief Executive Officer, was responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our Chief Executive Officer and other named executive officers. Our Board of Directors and Chief Executive Officer met periodically as necessary throughout the year to review adjustments to the compensation, including base salary, annual bonus and long-term equity awards, for our named executive officers. Since the completion of our initial public offering, the Compensation Committee of our Board of Directors has overseen our compensation program for all named executive officers.

Our Chief Executive Officer evaluates the individual performance and contributions of each other named executive officer and reports to our Compensation Committee his recommendations regarding the other named executive officers’ compensation. Our Chief Executive Officer does not participate in any formal discussion with our Compensation Committee regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed.

We do not generally rely on formulaic guidelines or react to short-term changes in business performance for determining the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual named executive officers within the context of our desire to attain financial and operational goals. Subjective factors considered in compensation determinations include a named executive officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and contributions to our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of a named executive officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants

Following our initial public offering in September 2012, our Compensation Committee engaged Towers Watson, to provide advice regarding, and to assist us in formulating, the post-initial public offering compensation program for our employees, including our named executive officers. For 2013, the Compensation Committee retained the services of Towers Watson to assist in the development and implementation of an executive compensation program closely aligned with our compensation philosophy and business strategy, and provided assistance to the Committee in reviewing market data on compensation,understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by similarly-sized real estate investment trusts and other real estate companies. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives’ interests with our stockholders’ interests. The objective of our long-term incentive awards, including equity-based compensation, is to encourage executives to focus on our long-term growth and incentivize executives to manage our company from the perspective of stockholders with a meaningful stake in our success.

We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our named executive officers to ensure that our overall compensation objectives are met. Historically, not all components have been provided to our named executive officers. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on the collective experience of members of our Compensation Committee (or, prior to our initial offering, our board of directors) and their review of compensation surveys; our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; and other considerations our Board of Directors, Compensation Committee and/or Chief Executive Officer determines are relevant.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

Elements of Executive Compensation Program

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for each component and how compensation amounts are determined.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered to our company during the fiscal year. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts are established based on consideration of, among other factors, the scope of the named executive officer’s responsibilities, years of service and the general knowledge of our Compensation Committee (or, prior to our initial offering, our Board of Directors) or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. Since our initial public offering, the base salaries of our named executive officers have been reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

In July 2013, in connection with the amendment and restatement of our named executive officers’ employment agreements in connection with the Merger, the base salaries for each of our named executive officers were increased as follows: the base salary for Mr. Nolan was increased from $700,000 to $721,000, the base salary for Mr. Bender was increased from $350,000 to $360,500, the base salary for Mr. Mavoides was increased from $450,000 to $463,500, the base salary for Mr. Seibert was increased from $250,000 to $257,500 and the base salary for Mr. Manheimer was increased from $250,000 to $257,500. In its review of base salaries for fiscal 2013, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group. Based on that review, the Compensation Committee approved the aforementioned base salary increases.

Annual Performance-Based Compensation

We use cash bonuses to motivate our named executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. In August 2013, our Compensation Committee approved the 2013 Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our shareholders. All of our executive officers, including our named executive officers, were eligible to participate in the 2013 Bonus Program.

Under the 2013 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2013 of performance goals relating to (i) Funds From Operations, or FFO; (ii) ratio of debt to EBITDA; (iii) weighted average occupancy levels of our real estate assets; and (iv) acquisition volume (subject to adherence to the Company’s approved underwriting and operating budget guidelines regarding weighted-average capitalization rates, annual rent increases, and tenant and guarantor credit quality), as well as each executive’s achievement of individual performance goals. FFO and EBITDA are non-GAAP financial measures and are generally defined as follows: FFO as net income attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and losses (gains) from property dispositions, and EBITDA as earnings before interest, taxes, depreciation and amortization. For additional information regarding the calculation of FFO, refer to our Annual Report on Form 10-K filed with the SEC on March 4, 2014.

In connection with the establishment of the following targets and ranges for each of the performance goals, the Compensation Committee evaluated the degree of difficulty of the achievement of the targets prior to finalizing the 2013 Bonus Program.

Performance Goal	Target	Target Range
Core FFO	$119,400,000	$116,400,000 – $122,300,000
Debt to EBITDA	7.8X	8.2X – 7.4X
Occupancy	98%	96.5% – 99.5%
Acquisition Volume	$225,000,000	$180,000,000 – $270,000,000

In determining each executive’s actual bonus under the 2013 Bonus Program, the goals were weighted as follows for the applicable executive:

Named Executive Officer	Core FFO	Debt to EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan, Jr.	20%	20%	20%	20%	20%
Michael A. Bender	20%	30%	15%	15%	20%
Peter M. Mavoides	20%	10%	25%	25%	20%
Gregg A. Seibert	20%	10%	10%	40%	20%
Mark L. Manheimer	20%	10%	25%	25%	20%

In addition, our Compensation Committee approved threshold, target and maximum bonuses for each executive, as set forth below, based on each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus
Thomas H. Nolan, Jr.	75%	150%	200%
Michael A. Bender	50%	100%	133%
Peter M. Mavoides	50%	100%	133%
Gregg A. Seibert	50%	100%	133%
Mark L. Manheimer	50%	100%	133%

In 2013, Core FFO was $139.5 million, Debt-to-EBITDA was 7.3X, weighted average occupancy was 98.9% and acquisition volume was $409 million excluding the Cole II Merger. In determining 2013 annual cash bonuses, our Compensation Committee also took into consideration its review of each executive’s individual performance, and determined to award the maximum portion of the bonus tied to individual performance.

Based on these results, our Compensation Committee approved payment of annual cash bonus compensation ranging from 129.7% to 196.0% of the executives’ target bonus opportunities, with actual amounts for each executive officer set forth in the table below.

Named Executive Officer	2013 individual discretionary bonus ($)	2013 non-equity performance incentive bonus ($)
Thomas H. Nolan, Jr.	288,400	1,124,890
Michael A. Bender	95,893	376,466
Peter M. Mavoides	123,291	477,937
Gregg A. Seibert	68,495	270,596
Mark L. Manheimer	68,495	265,521

For 2014, the Compensation Committee has approved substantially similar company performance criteria as approved under the 2013 Bonus Program, however the FFO goal will be based on FFO per share as opposed to aggregate FFO.

Long-Term Equity-Based Incentives

The goals of our long-term equity-based awards are to reward and encourage long-term corporate performance based on the value of our stock and, thereby, to align the interests of our executive officers, including our named executive officers, with those of our stockholders.

The size and form of the initial equity awards for our named executive officers typically have been established through arm’s-length negotiation at the time the individual was hired or at the time at which we entered into an employment agreement with the named executive officer. In making these awards, we consider, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our Compensation Committee’s collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Under the 2013 Program, the target value of equity incentive awards granted to our executive officers was allocated 25% to restricted stock and 75% to performance shares for Messrs. Nolan, Bender and Mavoides and 50% each to restricted stock and performance shares for Messrs. Seibert and Manheimer. Performance share awards, as defined below, remain at risk of forfeiture during the duration of the three-year performance period.

Restricted Stock Awards. In July 2013, we made the following grants of restricted stock to our named executive officers:

Named Executive Officer	Number of Restricted Shares
Thomas H. Nolan, Jr.	71,730
Michael A. Bender	26,898
Peter M. Mavoides	34,584
Gregg A. Seibert	18,569
Mark L. Manheimer	18,569

These restricted stock grants were awarded to reflect the increased expectations we have of our named executive officers now that we are a public company, to incentivize and reward increases in long-term stockholder value and to further align their interests with those of our stockholders, as well as to encourage retention of our named executive officers. These grants are subject to vesting over a period of three years commencing on January 1, 2013, subject to the executive’s continued employment with us. The executive officers are entitled to receive dividends on unvested shares of restricted stock.

For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our named executive officers, refer to “-Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards. In August 2013, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to each of our named executive officers. Pursuant to the performance share awards, each named executive officer is eligible to vest in and receive a number of shares of our common stock ranging from 0%-250% of the target number of performance shares granted and set forth in the table below based on the attainment of total shareholder return, or TSR, goals during the performance period running from September 20, 2012 through December 31, 2015, relative to a specified “Peer Group” of companies and a “Primary Net Lease Peer Group,” and subject to the named executive officer’s continued employment.

The Peer Group and Primary Net Lease Peer Group of companies under our Performance Share Awards, each adopted by our Compensation Committee based on recommendations and assistance from Towers Watson, consist of the following companies:

Peer Group: Alexandria Real Estate Equities, Inc., Healthcare Trust of America, Inc., BioMed Realty Trust, Inc., Lexington Realty Trust, CapLease, Inc., Medical Properties Trust, Inc., DuPont Fabros Technology, Inc., National Retail Properties, Inc., EPR Properties, Omega Healthcare Investors, Inc., Health Care REIT, Inc., Realty Income Corporation, Healthcare Realty Trust Incorporated and W.P. Carey, Inc.

Primary Net Lease Peer Group: National Retail Properties, Inc. and Realty Income Corporation.

The target performance shares granted to each executive are as follows:

Named Executive Officer	Target Number of Performance Shares Granted
Thomas H. Nolan, Jr.	177,489
Michael A. Bender	66,558
Peter M. Mavoides	85,575
Gregg A. Seibert	19,146
Mark L. Manheimer	19,146

In addition, each performance share award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from August 1, 2013 through the date on which the shares are issued, if any.

The number of performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Peer Group of companies and the Primary Net Lease Peer Group.

0% – 200% of the Target Performance Shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the specified Peer Group of companies. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the company in the 25th, 50th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Peer Group.

The number of performance shares that vest will be further adjusted by a factor of 0.75, 1.0 (i.e., no adjustment) or 1.25 depending on our TSR during the performance period relative to that of a two-company Primary Net Lease Peer Group: if our TSR is lower than the TSR of each of the companies in the Primary Net Lease Peer Group, the adjustment factor will be 0.75; if our TSR is greater than the TSR of one company but lower than the TSR of the other company, the adjustment factor will be 1.0; and if our TSR exceeds the TSR of each of the companies, the adjustment factor will be 1.25. However, in no event will more than 100% of the target number of performance shares fully vest and be earned unless our TSR reaches a certain minimum level during the performance period.

If an executive experiences a termination of employment without “cause” or for “good reason” during the Performance Period, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our company, the performance shares will vest based on the company’s achievement of the performance goals as of the change in control.

Stock ownership guidelines

Under the 2013 Bonus Program, we implemented stock ownership guidelines for our executive officers. The guidelines require the executive officers to own the lesser of a minimum number of shares of stock or value as a percentage of base salary. Individuals will be given five years to meet these guidelines. The table below reflects the current stock ownership guidelines.

Stock Ownership Guidelines
Position	Percentage of Base Salary	Minimum number of shares
Chief Executive Officer	500%	240,000
Chief Operating Officer	300%	92,500
Chief Financial Officer	300%	72,500
Executive Vice President	200%	34,500

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k)

plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical and dental benefits, as well as vision discounts;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance;
•	accidental death and dismemberment insurance; and
•	life insurance.

With the exception of the flexible spending accounts, premiums for each of our employee’s health and welfare plans were paid in full by our company for the 2013 plan year. In addition, we contributed $500 to the medical flexible spending account for each individual who was employed on January 1, 2013. We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance, which covers participating executives, (including our named executive officers), in addition to any related gross-up of taxes to make the named executive officers whole. We may also reimburse certain of our named executive officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his duties, to make our named executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

Severance and Change of Control-Based Compensation

As more fully described below under the caption “—Potential Payments Upon Termination or Change of Control,” the employment agreements with our named executive officers that were in effect during 2013 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our named executive officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

Payments and/or benefits provided in the effective employment agreements for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer, in each case, upon a termination by our company without “cause”, by the employee for “good reason” or as a result of our company’s non-extension of the employment term include, without limitation, (1) a multiple of base salary, (2) with respect to Messrs. Nolan, Bender and Mavoides, a lump-sum cash payment ranging from $150,000 to $1,000,000 and, in certain cases, accelerated vesting of the executive’s restricted common stock awards granted in connection with the termination of the executive’s restricted unit award in SRC’s former parent, Redford Holdco, LLC (“Redford”), (3) with respect to Mr. Mavoides, a prorated performance bonus for our company’s fiscal year in which the termination occurs and (4) with respect to Messrs. Seibert and Manheimer, (A) a pro-rated bonus based on the executive’s most recent annual cash bonus paid within the three years prior to the year in which the termination occurs, (B) an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs and (C) accelerated vesting of the restricted stock award granted to the executive in connection with our initial public offering. The amended and restated employment agreements for Messrs. Nolan, Bender and Mavoides also provide for gross-up payments to reimburse these executives for any excise taxes imposed on the executive in connection with the occurrence of a “change in control” (as defined in the Incentive Award Plan).

Furthermore, the restricted stock award agreements covering the restricted stock awards granted to Messrs. Nolan, Bender and Mavoides, and the performance share awards granted to each named executive officer provide for accelerated vesting of these awards in certain circumstances.

The Board of Directors has adopted a policy that the company will not enter into in the future, any plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code, or Section 162(m), disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to its chief executive officer and each of its three other most highly compensated executive officers, other than its chief financial officer, unless compensation qualifies as “performance-based compensation” within the meaning of the Code. Prior to our initial public offering in September 2012, our Board of Directors and Chief Executive Officer had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. In approving the amount and form of compensation for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Furthermore, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under the Incentive Award Plan and other pre-existing plans will not be subject to Section 162(m) until the expiration of a post-closing transition period, which will occur on the earliest to occur of our annual stockholders’ meeting in 2016, a material modification or expiration of the applicable plan or the exhaustion of the shares or other compensation reserved for issuance under the plan.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code, or Section 4999, imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, our Compensation Committee considers all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board of Directors has adopted a policy that the Company will not enter into in the future, any new plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Accounting for Stock-Based Compensation

We follow FASB Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary($)		Bonus ($)(1)		Stock Awards($)		Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Thomas H. Nolan, Jr.,	2013	721,000		288,400		3,059,337	(4)	1,124,890	7,680	5,201,307
Chief Executive Officer	2012	700,000		1,400,000		10,880,000	(5)	—	7,035	12,987,035
	2011	227,500		456,438		—		—	25,312	709,250
Michael A. Bender,	2013	360,500		95,893		1,147,239	(4)	376,466	29,065	2,009,163
Executive Vice President and Chief Financial Officer	2012	350,000		466,666		3,287,500	(5)	—	24,333	4,128,499
	2011	290,000		386,667		—		—	19,743	696,410
Peter M. Mavoides,	2013	463,500		123,291		1,475,036	(4)	477,937	25,204	2,564,968
President, Chief Operating Officer	2012	450,000		600,000		3,745,000	(5)	—	41,615	4,836,615
	2011	127,500		170,959		—		—	52,318	350,777
Gregg A. Seibert,	2013	257,500		68,495		431,505	(4)	270,596	24,130	1,052,226
Executive Vice President	2012	250,000		250,000		762,500		—	23,270	1,285,770
	2011	185,869		100,000		—		50,000	23,710	359,579
Mark L. Manheimer,	2013	257,500		68,495		431,505	(4)	265,521	17,099	1,040,120
Executive Vice President	2012	169,445	(6)	300,000	(7)	762,500		—	4,088	1,236,033

(1) Amounts represent annual cash bonuses determined by the Compensation Committee based on its review of the named executive officers’ individual performance.

(2) The amounts shown represent the bonus performance awards earned in 2013 and paid in 2014 under our 2013 Bonus Program. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Performance-Based Compensation” for a detailed discussion of the 2013 Bonus Program.

(3) The following table sets forth the amounts of other compensation, including dividends on unvested restricted stock grants, and perquisites paid to, or on behalf of, our named executive officers during 2013 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued based on the aggregate incremental cost to us.

Name	Life Insurance($)(a)	Supplemental Long-Term Disability($)(b)	401(k) Plan Company Contributions($)	Flexible spending account contributions($)	Total($)
Thomas H. Nolan, Jr.	22	7,158	—	500	7,680
Michael A. Bender	22	18,343	10,200	500	29,065
Peter M. Mavoides	22	14,482	10,200	500	25,204
Gregg A. Seibert	22	13,408	10,200	500	24,130
Mark L. Manheimer	22	6,377	10,200	500	17,099

(a) Amounts represent life insurance premiums paid by our company for policies on behalf of our named executive officers.

(b) Amounts represent premium payments by our company for supplemental long-term disability insurance policies for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer equal to $4,098, $9,878, $7,885, $9,500 and $4,404, respectively, plus related tax gross-up payments equal to $3,060, $8,465, $6,597, $3,908 and $1,973, respectively.

(4) Amount represents the full grant date fair value of restricted common stock awards for each year and include performance share awards granted during 2013. Grants remain subject to vesting and/or forfeiture pursuant to their terms. Amounts were calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to named executive officers, refer to Note 15 and Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the periods ended December 31, 2013 and 2012, respectively.

(5) Amount includes the full grant date fair value of restricted stock awards granted in connection with the termination and cancellation of the executive’s Redford restricted units of $6,000,000, $1,000,000 and $1,000,000 for Messrs Nolan, Bender and Mavoides, respectively. The balance of the equity incentive awards pertain to the grant date fair value of additional restricted stock granted in connection with the IPO.

(6) Amount shown in Salary column represents the base salary of Mr. Manheimer for the partial-year of service with Spirit in 2012. For 2012, the annual base salary for Mr. Manheimer was equal to $250,000.

(7) Amount represents sum of (a) $175,000, which represents Mr. Manheimer’s 2012 annual bonus, pro rated to reflect his partial year of service with Spirit in 2012 and (b) a $125,000 signing bonus.

Grants of Plan-Based Awards in 2013

The following table sets forth information regarding grants of plan-based awards made to our named executive officers for the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas H. Nolan, Jr.	N/A	540,750	1,081,500	1,442,000
	July 2, 2013							71,730	672,110
	August 1, 2013				88,789	177,489	443,723		2,387,227
Michael A. Bender	N/A	180,250	360,500	479,465
	July 2, 2013							26,898	252,034
	August 1, 2013				33,296	66,558	166,395		895,205
Peter M. Mavoides	N/A	231,750	463,500	616,455
	July 2, 2013							34,584	324,052
	August 1, 2013				42,809	85,575	213,938		1,150,984
Gregg A. Seibert	N/A	128,750	257,500	342,475
	July 2, 2013							18,569	173,992
	August 1, 2013				9,578	19,146	47,865		257,514
Mark L. Manheimer	N/A	128,750	257,500	342,475
	July 2, 2013							18,569	173,992
	August 1, 2013				9,578	19,146	47,865		257,514

(1)  The awards shown are the 2013 award opportunities under the 2013 Bonus Program, which are expressed as percentages of base salary and were established by our Compensation Committee at its meeting in July 2013. The amounts shown represent the potential value of cash bonus awards that could have been earned for 2013 (and paid in 2014) under the 2013 Bonus Program. Under the 2013 Bonus Program, each executive was eligible to earn a cash bonus based on our achievement in 2013 of performance goals relating to (i) FFO, (ii) ratio of debt to EBITDA, (iii) weighted average occupancy levels of our owned real estate assets, and (iv) acquisition volume, as well as each executive’s achievement of individual performance goals.

For Mr. Nolan, his bonus opportunity was weighted equally among the five performance goals. For Mr. Bender, 20% was tied to FFO, 30% was tied to the ratio of debt to EBITDA, 15% was tied to occupancy, 15% was tied to acquisition volume, and 20% was tied to individual performance. For Messrs. Mavoides and Manheimer, 20% was tied to FFO, 10% was tied to the ratio of debt to EBITDA, 25% was tied to occupancy, 25% was tied to acquisition volume, and 20% was tied to individual performance. For Mr. Seibert, 20% was tied to FFO, 10% was tied to the ratio of debt to EBITDA, 10% was tied to occupancy, 40% was tied to acquisition volume, and 20% was tied to individual performance.

At the threshold, target and maximum levels of achievement, Mr. Nolan could have earned a bonus equal to 75%, 150% and 200%, respectively, of his base salary. For Messrs. Bender, Mavoides, Seibert and Manheimer, at the threshold, target and maximum levels of achievement, they could have each earned a bonus equal to 50%, 100% and 133%, respectively, of their respective base salaries. Please also see “Compensation Discussion and Analysis—Elements of Executive Compensation Program—Annual Performance-Based Compensation” for a detailed discussion of the 2013 Bonus Program.

(2)  The performance share awards were awarded in 2013 for the performance period running from September 20, 2012 through December 31, 2015. The “threshold” number of shares represents 66.7% of the performance shares granted, which is the number of shares that would vest based on achieving the minimum TSR goal during the performance period relative to that of the applicable peer group, as adjusted by a factor of 0.75 based on our company’s TSR during the performance period relative to that of the primary net lease group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable peer group, as adjusted by a factor of 1.0 based on our company’s TSR during the performance period relative to that of the primary net lease group. The “maximum” number of shares shown is 200% of the performance shares granted, which is the number of shares that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable peer group, as adjusted by a factor of 1.25 based on our company’s TSR during the performance period relative to that of the primary net lease group. Please see the section “Compensation Discussion and Analysis—Elements of Executive Compensation Program—Performance Share Awards” for a detailed discussion of the performance share awards.

(3)  Amounts represent the full grant date fair value of restricted common stock awards and performance share awards granted during 2013, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards made to named executive officers, refer to Note 15 to our financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides a description of the material terms of each named executive officer’s employment agreement. In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of our company’s non-extension of the employment term, which are described under the caption “-Potential Payments Upon Termination or Change of Control” below.

Thomas H. Nolan, Jr.

In connection with the Cole II Merger in July 2013, we entered into an amended and restated employment agreement with Mr. Nolan, primarily to update and clarify the employer entity under the agreement. Substantive employment terms were unchanged from the agreement with Mr. Nolan that the Company’s predecessor entity entered into in 2011, including the duration of the initial term which will end on September 4, 2014, subject to automatic one-year extension terms, unless earlier terminated by either our Company or Mr. Nolan.

Mr. Nolan has served as our Chief Executive Officer since July 2011, and continues to serve in that capacity pursuant to the effective employment agreement.

Pursuant to the effective employment agreement, during the term of his employment, Mr. Nolan also serves as the Chairman of the Board of Directors of our company. During the employment term, Mr. Nolan is entitled to receive an annual base salary of $721,000, which is subject to increase at the discretion of our Board of Directors or Compensation Committee. In addition, Mr. Nolan is eligible to receive an annual discretionary cash performance bonus targeted at 150% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of performance criteria established by our Board of Directors or Compensation Committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Nolan an award of restricted units in Redford. In connection with our initial public offering, Mr. Nolan’s Redford restricted unit grant was terminated and canceled and we granted Mr. Nolan 672,284 shares of restricted common stock of our company (as adjusted for the Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our initial public offering, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our initial public offering or (ii) in full upon a subsequent “change of control” (as defined in the Incentive Award Plan) of our company, subject, in each case, to Mr. Nolan’s continued employment with our company through the applicable vesting date(s).

Under the effective employment agreement, Mr. Nolan is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Michael A. Bender

In connection with the Cole II Merger in July 2013, we entered into an amended and restated employment agreement with Mr. Bender, primarily to update and clarify the employer entity under the agreement. Substantive employment terms were unchanged from the agreement with Mr. Bender that the Company’s predecessor entity entered into in 2011, including the duration of the initial term which will end on August 4, 2014, subject to automatic one-year extension terms, unless earlier terminated by either our Company or Mr. Bender, During the term of the effective employment agreement, Mr. Bender will serve as our Chief Financial Officer.

Pursuant to the effective employment agreement, Mr. Bender is entitled to receive an annual base salary of $360,500, which is subject to increase at the discretion of our Board of Directors or Compensation Committee. In addition, Mr. Bender is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by our Compensation Committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Bender an award of restricted units in Redford. In connection with our initial public offering, Mr. Bender’s Redford restricted unit grant was terminated and canceled and we granted Mr. Bender 112,048 shares of restricted common stock of our company (as adjusted for the Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our initial public offering, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our initial public offering or (ii) in full upon a subsequent “change of control” (as defined in the Incentive Award Plan) of our company, subject, in each case, to Mr. Bender’s continued employment with our company through the applicable vesting date(s).

Under the effective employment agreement, Mr. Bender is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Peter M. Mavoides

In connection with the Cole II Merger in July 2013, we entered into an amended and restated employment agreement with Mr. Mavoides, primarily to update and clarify the employer entity under the agreement. Substantive employment terms were unchanged from the agreement with Mr. Mavoides that the Company’s predecessor entity entered into in 2011, including the duration of the initial term which will end on September 19, 2014, subject to automatic one-year extension terms, unless earlier terminated by either our Company or Mr. Mavoides. During the term of the effective employment agreement, Mr. Mavoides will serve as our President and Chief Operating Officer.

Pursuant to the effective employment agreement, Mr. Mavoides is entitled to receive an annual base salary of $463,500, which is subject to increase at the discretion of our Board of Directors or Compensation Committee. In addition, Mr. Mavoides is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by our Board of Directors or Compensation Committee at any time prior to the end of the applicable fiscal year.

In connection with entering into the original employment agreement, Redford granted Mr. Mavoides an award of restricted units in Redford. In connection with our initial public offering, Mr. Mavoides’ Redford restricted unit grant was terminated and canceled and we granted Mr. Mavoides 112,048 shares of restricted common stock of our company (as adjusted for the Merger exchange ratio), which are subject to substantially the same vesting terms as the restricted unit award. As a result, 50% of such shares of restricted stock vested upon the completion of our initial public offering, with the remaining 50% to vest either (i) in three equal annual installments on the first through third anniversaries of our initial public offering or (ii) in full upon a subsequent “change of control” (as defined in the Incentive Award Plan) of our company, subject, in each case, to Mr. Mavoides’ continued employment with our company through the applicable vesting date(s).

Under the effective employment agreement, Mr. Mavoides is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Gregg A. Seibert

In connection with the Cole II Merger in July 2013, we entered into an amended and restated employment agreement with Mr. Seibert, primarily to update and clarify the employer entity under the agreement. Substantive employment terms were unchanged from the agreement with Mr. Seibert that the Company’s predecessor entity entered into in 2012, including the duration of the initial term which will end on January 3, 2015, subject to automatic one-year extension terms, unless earlier terminated by either our Company or Mr. Seibert. During the term of the effective employment agreement, Mr. Seibert will serve in a capacity not lower than Senior Vice President.

Pursuant to the effective employment agreement, Mr. Seibert is entitled to receive an annual base salary of $257,500, which is subject to increase at the discretion of our Compensation Committee. In addition, Mr. Seibert is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by our Board of Directors or Compensation Committee at any time prior to the end of the year in which the annual bonus may be earned.

In connection with entering into the 2012 employment agreement, (i) we granted Mr. Seibert an award equal to $750,000 of equity in our common stock upon the closing of our initial public offering, and (ii) Mr. Seibert received additional equity grants in 2013 with an aggregate value equal to at least 100% of his base salary.

Under the effective employment agreement, Mr. Seibert is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mr. Seibert’s right to receive the severance payments described below is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of our company.

Mark Manheimer

In connection with the Cole II Merger in July 2013, we entered into an amended and restated employment agreement with Mr. Manheimer, primarily to update and clarify the employer entity under the agreement. Substantive employment terms were unchanged from the agreement with Mr. Manheimer that the Company’s predecessor entity entered into in 2012, including the duration of the initial term which will end on April 17, 2015, subject to automatic one-year extension terms, unless earlier terminated by either our Company or Mr. Manheimer During the term of the effective employment agreement, Mr. Manheimer will serve in a capacity not lower than Senior Vice President.

Pursuant to the effective employment agreement, Mr. Manheimer is entitled to receive an annual base salary of $257,500, which is subject to increase at the discretion of our Compensation Committee. In addition, Mr. Manheimer is eligible to receive an annual discretionary cash performance bonus targeted at 100% of his base salary based on the achievement of performance criteria established by our Board of Directors or Compensation Committee at any time prior to the end of the year in which the annual bonus may be earned. In connection with entering into the effective employment agreement, (i) we granted Mr. Manheimer an award equal to $750,000 of equity in our common stock upon the closing of our initial public offering, and (ii) Mr. Manheimer received additional equity grants in 2013 with an aggregate value equal to at least 100% of his base salary.

Under the effective employment agreement, Mr. Manheimer is eligible to participate in customary health, welfare and fringe benefit plans. In addition, the effective employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and inventions/intellectual property provisions.

Mr. Manheimer’s right to receive the severance payments described below is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of our company.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes the number of shares of our common stock and other securities underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013.

Name	Grant Date	Stock Awards Number of Shares of Stock That Have Not Vested (#)	Market Value Of Shares of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Threshold Number of Unearned Performance Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares that Have Not Vested ($) (1)
Thomas H. Nolan, Jr.	August 1, 2013 (2)			88,789	872,796
	July 2, 2013 (3)	71,730	705,106
	September 25, 2012 (4)	224,095	2,202,854
	September 25, 2012 (5)	406,357	3,994,489
Michael A. Bender	August 1, 2013 (2)			33,296	327,300
	July 2, 2013 (3)	26,897	264,398
	September 25, 2012 (4)	37,349	367,141
	September 25, 2012 (5)	190,480	1,872,418
Peter M. Mavoides	August 1, 2013 (2)			42,809	420,812
	July 2, 2013 (3)	34,583	339,951
	September 25, 2012 (4)	37,349	367,141
	September 25, 2012 (5)	228,576	2,246,902
Gregg A. Seibert	August 1, 2013 (2)			9,713	95,479
	July 2, 2013 (3)	18,569	182,533
	September 25, 2012 (5)	63,493	624,136
Mark L. Manheimer	August 1, 2013 (2)			9,713	95,479
	July 2, 2013 (3)	18,569	182,533
	September 25, 2012 (5)	63,493	624,136

(1)  The market value of shares of our common stock that have not vested is calculated based on the closing trading price of our common stock as reported on the New York Stock Exchange on December 31, 2013 ($9.83), the last trading day of 2013.

(2)  In accordance with the SEC rules, the number of performance shares shown represents the number of performance shares that may be earned during the performance period based on threshold performance compared to the applicable peer group, as adjusted by a factor of 0.75 based on our company’s TSR during the performance period relative to that of the primary net lease group. See the section “Compensation Discussion and Analysis—Elements of Executive Compensation Program—Performance Share Awards” for a detailed discussion of the performance share awards.

(3)  Represents a restricted stock award that will vest in three equal annual installments on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with our company through the applicable vesting date(s).

(4)  Represents restricted stock awards granted in connection with the termination and cancellation of the executive’s Redford restricted units. Each restricted stock award vested as to 50% of the award upon our initial public offering, and the remaining 50% vests either (i) in three equal annual installments on the first through third anniversaries of the initial public offering (which closed on September 25, 2012) or (ii) in full upon a subsequent change of control of our company, subject to the executive’s continued employment with our company through the applicable vesting date(s).

(5)  Represents restricted stock awards granted in connection with our initial public offering, which vests with respect to one-third (1/3) of the shares subject to the award on each of the first, second and third anniversaries of the closing of the initial public offering (which closed on September 25, 2012), subject to the executive’s continued employment with our company through the applicable vesting date(s).

2013 Option Exercises and Stock Vested

We have not granted any stock options to our named executive officers. The following table summarizes vesting of restricted stock awards applicable to our named executive officers during the year ended December 31, 2013.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#) (1)	Value Realized On Vesting ($) (2)
Thomas H. Nolan, Jr.	315,226	2,959,972
Michael A. Bender	113,915	1,069,662
Peter M. Mavoides	132,962	1,248,513
Gregg A. Seibert	31,747	298,104
Mark L. Manheimer	31,747	298,104

(1) Represents restricted stock that vested in 2013.

(2) Amounts shown are based on the fair market value of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change of Control

Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment or a change of control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination of employment or a change of control occurring on December 31, 2013. At our request, our executive officers waived applicable change of control provisions in with the Merger in July 2013, however, we cannot guarantee that they will agree to waive such provisions in connection with future triggering events.

Employment Agreements

Under the effective employment agreements for Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer, if the executive’s employment is terminated by our company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of our company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts.

Mr. Nolan would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Nolan’s annual base salary then in effect, payable over the 24-month period following the termination of employment;

(2)	a lump-sum payment equal to $1,000,000; and

(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Nolan’s Redford restricted unit award;

Mr. Bender would be entitled to receive the following:

(1)	continuation payments totaling two times Mr. Bender’s annual base salary then in effect, payable over the 24-month period following the termination of employment;

(2)	a lump-sum payment equal to $150,000; and

(3)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Bender’s Redford restricted unit award;

Mr. Mavoides would be entitled to receive the following:

(1)	continuation payments totaling one times Mr. Mavoides’ annual base salary then in effect, payable over the 12-month period following the termination of employment;

(2)	a lump-sum payment equal to $150,000;

(3)	a prorated performance bonus for our company’s fiscal year in which the termination occurs, based on performance achieved for the entire year; and

(4)	accelerated vesting of the restricted stock award granted in connection with the termination and cancellation of Mr. Mavoides’ Redford restricted unit award;

Each of Messrs. Seibert and Manheimer would be entitled to receive the following:

(1)	one year’s annual base salary, payable in continuation payments over the 12-month period following the termination of employment (Seibert) or in a lump-sum payment (Manheimer);

(2)	a lump-sum payment in an amount equal to the annual cash bonus earned by the executive in the year prior to the year in which the termination occurs;

(3)	an amount equal to the most recent annual cash bonus paid to the executive during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with our company; and

(4)	accelerated vesting of the restricted stock award granted to the executive in connection with our initial public offering.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of our company. In the event that a “change of control” (as defined in the Incentive Award Plan) of our company occurs and an excise tax is imposed as a result of any compensation or benefits provided to Messrs. Nolan, Bender or Mavoides in connection with such change of control, our company will pay or reimburse the executive an amount equal to such excise tax plus any taxes resulting from such payment or reimbursement.

Furthermore, under the amended and restated employment agreements for Messrs. Seibert and Manheimer, in the event that the executive is terminated by reason of his death or disability, the executive will be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to the most recent annual cash bonus paid during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of the year of termination during which the executive was employed with our company.

Equity Awards

With the exception of the restricted stock awards granted to Messrs. Nolan, Bender and Mavoides in connection with the termination and cancellation of their Redford restricted unit awards, the restricted stock award agreements covering the restricted stock awards granted to each of our named executive officers provide for accelerated vesting of these awards upon a termination by our company without “cause” or by the employee for “good reason”, or as a result of our company’s non-extension of the employment term under the executive’s amended employment agreement.

If an executive experiences a termination of employment without “cause” or for “good reason” during the performance period for the performance shares, then 100% of the target performance shares will vest immediately prior to such termination. In addition, upon a change in control of our company, the performance shares will vest based on the company’s achievement of the performance goals as of the change in control.

Waiver Agreements

In January 2013 Messrs. Nolan, Bender, Mavoides, Seibert and Manheimer each entered into waiver agreements, pursuant to which the executive agreed that (i) the Merger will not constitute a “change in control” for purposes of the executive’s then-effective employment agreement and related restricted stock agreements, (ii) any change in position that occurs in connection with the Merger will not constitute “good reason” or a termination without “cause” for purposes of the executive’s then-effective employment agreement and related restricted stock agreements. Under the waiver agreements, each of Messrs. Nolan, Bender and Mavoides also waived his entitlement to a tax gross-up payment under Section 280G of the Code as a result of any payments made to him in connection with the Merger.

Summary of Potential Payments

The following table summarizes the payments that would be made to certain of our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with our company occurred on December 31, 2013 and, where relevant, that a change of control of our company occurred on December 31, 2013. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Termination Upon Death or Disability	Termination due to Company Non- Renewal of Employment Agreement (No Change of Control)($)	Termination Without Cause or For Good Reason (No Change of Control)($)	Change of Control (No Termination) ($)	Termination due to Company Non- Renewal of Employment Agreement (Change of Control)($)(1)	Termination Without Cause or For Good Reason (Change of Control)($)(1)
Thomas H. Nolan, Jr.	Cash Severance(2)	—	2,442,000	2,442,000	—	2,442,000	2,442,000
	Accelerated Vesting of Restricted Stock(3)	—	6,902,439	6,902,439	2,202,854	6,902,439	6,902,439
	Accelerated Vesting of Performance Shares(4)	—	—	1,744,717	4,361,792	4,361,792	4,361,792
	Excise Tax Gross-Up(5)	N/A	N/A	N/A	—	2,906,365	2,906,365
	Total	—	9,344,439	11,089,156	6,564,646	16,612,596	16,612,596
Michael A. Bender	Cash Severance(2)	—	871,000	871,000	—	871,000	871,000
	Accelerated Vesting of Restricted Stock(3)	—	2,503,957	2,503,957	367,141	2,503,957	2,503,957
	Accelerated Vesting of Performance Shares(4)	—	—	654,265	1,635,663	1,635,663	1,635,663
	Excise Tax Gross-Up(5)	—	N/A	N/A	711,779	1,399,105	1,399,105
	Total	—	3,374,957	4,029,222	2,714,583	6,409,725	6,409,725
Peter M. Mavoides	Cash Severance(2)	—	613,500	613,500	—	613,500	613,500
	Bonus(6)	—	463,500	463,500	—	463,500	463,500
	Accelerated Vesting of Restricted Stock(3)	—	2,953,994	2,953,994	367,141	2,953,994	2,953,994
	Accelerated Vesting of Performance Shares(4)	—	—	841,202	2,103,006	2,103,006	2,103,006
	Excise Tax Gross-Up(5)	—	N/A	N/A	—	1,616,504	1,616,504
	Total	—	4,030,994	4,872,196	2,470,147	7,750,504	7,750,504
Gregg A. Seibert	Cash Severance(7)	—	257,500	257,500		257,500	257,500
	Bonus(8)	250,000	500,000	500,000	—	500,000	500,000
	Accelerated Vesting of Restricted Stock(3)	—	806,673	806,673	—	806,673	806,673
	Accelerated Vesting of Performance Shares(4)	—	—	188,205	470,513	454,616	454,616
	Total	250,000	1,564,173	1,752,378	470,513	2,018,789	2,018,789
Mark L. Manheimer	Cash Severance(9)	—	257,500	257,500	—	257,500	257,500
	Bonus(10)	175,000	350,000	350,000	—	350,000	350,000
	Accelerated Vesting of Restricted Stock(3)	—	806,673	806,673	—	806,673	806,673
	Accelerated Vesting of Performance Shares(4)	—	—	188,205	470,513	411,346	411,346
	Total	175,000	1,414,173	1,602,378	470,513	1,825,519	1,825,519

(1)  Represents amounts to which named executive officers are entitled upon a qualifying termination of employment in connection with a change of control of our company. Amounts shown in this column would not be in addition to any other amounts shown in this table.

(2)  Represents (a) continuation of salary payments for the applicable payout period and (b) the lump-sum cash non-salary payments provided under the named executive officer’s amended and restated employment agreement.

(3)  Represents the aggregate value of the named executive officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the fair market value of our common stock on December 31, 2013 ($9.83).

(4)  Represents the aggregate value of the named executive officer’s performance shares that would have vested on an accelerated basis, determined by multiplying the target number of performance shares that would have been accelerated by the fair market value of our common stock on December 31, 2013 ($9.83). In the event of a change in control of our company, the number of performance shares that would vest is based on the company’s achievement of the performance goals as of the change in control (which, for purposes of this table, is presumbed to occur on December 31, 2013.)

(5)  Represents additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Code on the benefits provided.

(6)  Represents Mr. Mavoides’ performance bonus for 2013, based on performance achieved for the entire year, pro-rated to reflect the number of days in 2013 that he provided services to our company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2013).

(7)  Represents continuation of salary payments for the applicable payout period.

(8)  Represents the sum of (a) the lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Seibert in the year prior to the year in which the termination occurs (i.e., 2012) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Seibert during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2013 during which Mr. Seibert was employed with our company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2013). For payments made upon a termination for death or disability, represents an amount equal to the most recent annual cash bonus paid to Mr. Seibert during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2013 during which Mr. Seibert was employed with our company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2013).

(9)  Represents a lump-sum payment equal to one year of Mr. Manheimer’s annual base salary.

(10)  Under his amended and restated employment agreement, Mr. Manheimer is entitled to receive the sum of (a) a lump-sum payment in an amount equal to the annual cash bonus earned by Mr. Manheimer in the year prior to the year in which the termination occurs (i.e., 2012) and (b) an amount equal to the most recent annual cash bonus paid to Mr. Manheimer during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2013 during which Mr. Manheimer was employed with our company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2013).For payments made upon a termination for death or disability, represents an amount equal to the most recent annual cash bonus paid to Mr. Manheimer during the three-year period immediately preceding the year in which the termination occurs, pro-rated for the portion of 2013 during which Mr. Manheimer was employed with our company (which, for purposes of this table, is a full year of service in the event of a termination on December 31, 2013).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. As discussed above, none of the members of our Compensation Committee is, or has ever been, an officer or employee of our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such reports received by us, and written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2013, the Reporting Persons met all applicable Section 16(a) filing requirements, with the exception of the following: two late Form 4 filings related to restricted stock grants for Sheli Z. Rosenberg and Tom D. Senkbeil relating to grants received in connection with their appointment to the Board at the time of the Merger in July.

Certain Relationships and Related Party Transactions

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our directors and executive officers.

Director Independence

A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board of Directors has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board of Directors (and each director’s immediate family members).

Based on its review, the Board determined that none of Messrs. Charlton, Dunn, Gilbert, Gilchrist, Senkbeil, Shepherd or Mses. Morefield or Rosenberg currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards. In connection with the determination, the Board considered the transactions with Ms. Rosenberg and Strategic Hotels & Resorts, Inc. described below. Mr. Nolan was determined to not be independent based on his service as the Company’s Chief Executive Officer.

The Board of Directors has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

Transactions with Sheli Z. Rosenberg and Strategic Hotels & Resorts, Inc.

Prior to becoming a director in connection with the Merger, Ms. Rosenberg served as a paid advisor to Spirit Realty Capital, Inc. in 2012 and 2013. The engagement was the result of arms-length negotiations between the Company and Ms. Rosenberg, and the fees paid were market rate and fell below the NYSE and SEC thresholds for direct compensation to a qualifying independent director. All such consideration for consulting services was earned and paid prior to her becoming a director, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Rosenberg to be independent after considering her prior engagement as an advisor.

From time to time during 2011, 2012 and 2013, the Company has conducted meetings, Company-sponsored social gatherings and stockholder meetings at properties owned by Strategic Hotels & Resorts, Inc., and employees and directors of the Company have stayed at Strategic Hotels & Resorts, Inc. properties for business and personal travel. Ms. Morefield is currently the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, Inc. The aggregate value of these transactions did not exceed 2% of the gross revenues of Strategic Hotels & Resorts, Inc., in any of these years, and the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined Ms. Morefield to be independent after considering these transactions.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock,

(2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 31, 2014 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, AZ 85260. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders
The Vanguard Group(2)	45,529,650	12.3%
Director, Director Nominees and Named Executive Officers
Thomas H. Nolan, Jr.	1,313,797	*
Peter M. Mavoides	536,132	*
Michael A. Bender	422,281	*
Mark L. Manheimer	128,327	*
Gregg A. Seibert	147,532	*
Ryan A. Berry	32,822	*
Kevin M. Charlton	17,329	*
Todd A. Dunn	17,329	*
David J. Gilbert	17,329	*
Richard I. Gilchrist	17,329	*
Diane M. Morefield	17,329	*
Sheli Z. Rosenberg	20,049	*
Thomas D. Senkbeil	8,621	*
Nicholas P. Shepherd	17,329	*

All Director, Director Nominees and Executive Officers as a Group (14 persons)	2,713,535	0.7%

*  Represents less than 1.0%.

(1)  Assumes 370,732,369 shares of our common stock are outstanding.

(2)  Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 663,380 and 45,331,572 shares of our common stock, respectively, and shared power to dispose or direct the disposition of 198,078 shares of our common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 198,078 shares of .05% of the Common Stock outstanding of the Company as a result of its servicing as investment manager of collective trust accounts. Vanguard Investments Australia, LTC (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 465,302 shares or .12% of the Common Stock outstanding of the Company as a result of serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

Equity Compensation Plan Table

The following table provides information with respect to shares of our Common Stock that may be issued under our existing equity compensation plan.

The following table provides information as of December 31, 2013 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders (1)	367,914	—	2,911,104
Equity compensation plans not approved by stockholders	—	—	—

Total	367,914	—	2,911,104

(1)	Consists of the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2013 Incentive Award Plan (the “Plan”). The Plan was adopted by our Board in connection with the closing of our initial public offering in 2012, and provides for awards of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, performance share awards, LTIP units, stock payments, dividend equivalents and other incentive awards to employees and consultants of the Company and Spirit Realty, L.P., or any qualifying subsidiaries of the Company or Spirit Realty, L.P., and to members of our Board. (a) The amount in column (a) of this table reflects target number of performance shares that have been granted (but not yet issued) under the Plan. Grantees are eligible to vest in up to 250% of the target number of performance shares. No options have been granted. No value is shown in column (b) of the table because performance shares do not have an exercise, or strike, price.

Independent Registered Public Accounting Firm Fees and Services

Audit Committee Report*

The Audit Committee of the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s annual consolidated financial statements as of and fore the year year ended December 31, 2013.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2013 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plans for the audit by Ernst & Young LLP. The Audit Committee regularly meets with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the United States Securities and Exchange Commission.

Diane M. Morefield, Chair

Todd A. Dunn

David J. Gilbert

Thomas D. Senkbeil

*	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Fees Paid to Independent Registered Public Accounting Firm

In connection with the Merger, our prior legal entity merged with and into the Cole II legal entity. As a result, Cole II was deemed the “legal acquirer” and pre-Merger Spirit Realty Capital was deemed the “accounting acquirer.” The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2013 and 2012. Fees paid prior to July 17, 2013, were paid by our prior legal entity pre-Merger Spirit Realty Capital and fees paid subsequent to July 17, 2013 were paid by post-Merger Spirit Realty Capital, the current legal entity and registrant (in thousands):

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$1,808	$1,226
Audit-Related Fees	506	—
Tax Fees	1,532	263
All Other Fees	411	—

Total Fees	$4,257	$1,489

Audit Fees- Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; review of our annual report on Form 10-K; and audits performed, issuance of consents, and issuance of comfort letters for due diligence, all in conjunction with the Merger.

Audit-Related Fees- Includes financial and real estate due diligence in connection the Merger.

Tax Fees- Includes tax preparation services, domestic tax planning and advice, Merger tax due diligence and structuring, and transfer tax analysis and compliance.

All Other Fees- Includes advisory services related to the integration of the merged companies as well as access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2013 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2013 and 2012 represent fees paid by the pre-Merger Cole II legal entity, as the current registrant, prior to July 17, 2013 (in thousands):

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$116	$455
Audit-Related Fees	—	—
Tax Fees	217	203
All Other Fees	—	—

Total Fees	$333	$658

Audit Fees- These are fees for professional services performed for the audit of the annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte & Touche LLP. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, audits of acquired properties or businesses, property audits required by loan agreements, and statutory audits.

Audit-Related Fees- These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements and general assistance with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC rules promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Tax Fees- These are fees for all professional services performed, except those services related to the audit of the financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues in addition to Merger tax due diligence and structuring charges. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

All Other Fees- These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

All of the services performed by Deloitte & Touche LLP for the Company during 2013 were either expressly pre-approved by the pre-Merger Audit Committee of the Cole II legal entity or were pre-approved in accordance with the pre-Merger Cole II legal entity Audit Committee pre-Approval Policy.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Annual Report on Form 10-K

A copy of our 2013 Annual Report and our 2013 Annual Report on Form 10-K accompany this Proxy Statement. Stockholders may obtain a copy of these documents, excluding exhibits, without charge upon request to our Corporate Secretary at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. Electronic copies of these documents are also available for downloading in the Investor Relations section of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Stockholder Proposals

Under SEC rules, any stockholder proposal intended to be presented at the 2015 Annual Meeting of Stockholders must be received by us at our principal executive offices at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260 not later than December 8, 2014 and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Corporate Secretary.

Under our Bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to our Corporate Secretary at our principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at our 2015 Annual Meeting at least 120 days, but not more than 150 days, prior to the anniversary of this year’s Annual Meeting (June 2, 2014); however, if we hold our 2014 Annual Meeting more than 30 days before or after such anniversary date, we must receive the notice not earlier than the 150th day prior to that annual meeting date, and not later than the 120th day prior to that annual meeting date or the tenth day following the date on which we first publicly announce the date of the 2015 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Stockholders may obtain a copy of our Bylaws upon request and without charge from our Corporate Secretary at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Householding

Under SEC rules, issuers and intermediaries (such as banks and brokers) are permitted to deliver a single set of proxy materials to any address in which two or more different stockholders reside and share a household. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders.

In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, (b) telephone at 480.315.6634, or (c) e-mail at investorrelations@spiritrealty.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

Other Matters

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2014 Annual Meeting of Stockholders other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

Annex A

SPIRIT REALTY CAPITAL, INC.

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

Year Ended December 31, 2013
Net income attributable to common stockholders	$1,677
Add/(less):
Portfolio depreciation and amortization
Continuing operations	163,874
Discontinued operations	3,545
Portfolio impairments
Continuing operations	183
Discontinued operations	7,134
Realized gain on sales of real estate	(36,926)

Total adjustments	137,810

Funds from operations (FFO) attributable to common stockholders	$139,487

December 31, 2013
Revolving credit facilities, net	$35,120
Mortgages and notes payable, net	3,743,098

3,778,218
Add/(less):
Preferred Stock	—
Unamortized debt discount/(premium)	(1,669)
Cash and cash equivalents	(66,588)
Cash collateral deposits for the benefit of lenders classified as other assets	(16,927)

Total adjustments	(85,184)

Adjusted Debt	$3,693,034

A-1

Three Months Ended December 31, 2013
Net income attributable to common stockholders	$43,586
Add/(less) (a):
Interest	52,890
Depreciation and amortization	59,263
Income tax expense	168

Total adjustments	112,321

EBITDA	$155,907
Add/(less) (a):
Merger related and IPO costs	16
ABS restructuring costs	717
Real estate acquisition costs	1,030
Impairments	1,282
Losses / (gains) on sales of assets	(35,700)
Losses on debt extinguishments	2,405

Total adjustments to EBITDA	(30,250)

Adjusted EBITDA	125,657

Annualized Adjusted EBITDA (b)	$502,628

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.3

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

SPIRIT REALTY CAPITAL, INC.

June 2, 2014

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are available at http://www.astproxyportal.com/ast/18368

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20930304000000000000 9			060214

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND PROPOSAL 3,
AND FOR “1 YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
1. Election of nine directors:				2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.		☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Kevin M. Charlton O Todd A. Dunn O David J. Gilbert O Richard I. Gilchrist O Diane M. Morefield O Thomas H. Nolan, Jr. O Sheli Z. Rosenberg O Thomas D. Senkbeil O Nicholas P. Shepherd		3. Advisory vote to approve the compensation of our named executive officers, as described in the proxy statement for the 2014 Annual Meeting of Stockholders.		☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)			4. Advisory vote on the frequency of future stockholder advisory votes to approve the compensation of our named executive officers; and	☐	☐	☐	☐
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2 and Proposal 3, and for “1 YEAR” on Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

    Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

☐                             ■

Proxy for Annual Meeting of Stockholders of Spirit Realty Capital, Inc. on June 2, 2014

Solicited on Behalf of the Board of Directors

The undersigned may revoke or change this proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy. Written notice of revocation or a subsequent proxy should be sent to: Spirit Realty Capital, Inc., 16767 N. Perimeter Drive, Suite 210, Scottsdale, AZ 85260, Attention: Corporate Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the Proxy Statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side.)

■	14475 ■